Exhibit 99.1

CLOUD PEAK ENERGY RESOURCES LLC

ANNUAL FINANCIAL REPORT

YEAR ENDED DECEMBER 31, 2009

TABLE OF CONTENTS

SECTION 1	INTRODUCTION	1
SECTION 2	SELECTED FINANCIAL DATA	2
SECTION 3	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	5
SECTION 4	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	27

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Section 1.  Introduction

This Annual Financial Report of Cloud Peak Energy Resources LLC for the year ended December 31, 2009 has been prepared pursuant to the requirements of the following agreements: (1) Indenture, dated as of November 25, 2009 (the “Indenture”), by and among CPE LLC (and its subsidiaries listed on the signature page), Cloud Peak Energy Finance Corp., Wilmington Trust Company and Citibank, N.A.; (2) Credit Agreement, dated as of November 25, 2009 (the “Credit Agreement”), by and among CPE LLC, Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch, RBC Capital Markets, Calyon New York Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia, Societe Generale, and Wells Fargo Bank, National Association; and (3) Third Amended and Restated Limited Liability Company Agreement of Cloud Peak Energy Resources LLC, dated as of November 19, 2009 (the “LLC Agreement”), by and among Cloud Peak Energy Inc., Rio Tinto Energy America Inc. and Kennecott Management Services Company.  Accordingly, this Annual Financial Report contains selected financial data (see Section 2), management’s discussion and analysis of financial condition and results of operations (see Section 3), and audited consolidated financial statements (see Section 4).

In this report, unless the context otherwise requires, references to:

•      “Cloud Peak Energy,” “we,” “us,” “our” or the “Company” refer collectively to Cloud Peak Energy Resources LLC, a Delaware limited liability company, formerly known as Rio Tinto Sage LLC, which is the operating company for our business;

•      “CPE Inc.” refers to Cloud Peak Energy Inc., a Delaware corporation, which was incorporated on July 31, 2008 in preparation for an initial public offering. CPE Inc. became our managing member on November 19, 2009 in connection with its initial public offering and related structuring agreements.  CPE Inc.’s common stock is listed on the New York Stock Exchange under the symbol “CLD.”  Substantially all of CPE Inc.’s operations are conducted through us;

•      “Rio Tinto” refers to Rio Tinto plc and Rio Tinto Limited and their direct and indirect subsidiaries, including Rio Tinto Energy America Inc. (“RTEA”), our predecessor for accounting purposes; Kennecott Management Services Company (“KMS”); and Rio Tinto America Inc. (“RTA”), which is the owner of RTEA and KMS.  Prior to the IPO and related structuring transactions, RTEA owned and operated our business, through us and other subsidiaries.  Following the IPO and related structuring transactions, RTEA and KMS hold non-managing member interests in the Company and are referred to collectively as the Rio Tinto members; and

•      “IPO” refers to CPE Inc.’s initial public offering, which was effective on November 19, 2009.  In connection with the IPO, we and/or CPE Inc. entered into various agreements with Rio Tinto, including, the master separation agreement, the acquisition agreement, the assignment agreement, the agency contract, the promissory note, the employee matters agreement, the escrow agreement, the limited liability company agreement, the management services agreement, the registration rights agreement, the Rio Tinto Energy America coal supply agreement, the software license agreement, the tax receivable agreement, the trademark assignment agreement, the trademark license agreement, and the transition services agreement.  We refer generally to these agreements as the IPO structuring agreements and refer generally to transactions we entered into in connection with these agreements as IPO structuring transactions or structuring transactions. See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2 of Notes to Consolidated Financial Statements in Section 4.

Section 2.  Selected Financial Data.

The following tables set forth selected consolidated financial and other data for Cloud Peak Energy Resources LLC and its subsidiaries on a historical basis.  The information below should be read in conjunction with Section 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Section 4 “Financial Statements and Supplementary Data.”

We have derived the historical consolidated financial data as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 from our audited consolidated financial statements included elsewhere in this report.  We have derived the historical consolidated balance sheet data as of December 31, 2007 and 2006 and the historical consolidated statement of operations data for the year ended December 31, 2006 from the audited consolidated financial statements of RTEA, our predecessor for accounting purposes, not included in this report.  We have derived the historical consolidated financial data as of December 31, 2005 and for the year then ended from the unaudited consolidated financial statements of RTEA not included in this report.

The historical financial information included in this report for all periods prior to November 19, 2009, the effective date of the IPO, was derived from the consolidated financial statements of RTEA and does not reflect what our financial position, results of operations, and cash flows would have been had CPE Inc. been a separate, stand-alone public company during those periods.  CPE Inc. was not operated as a separate, stand-alone public company for the historical periods presented prior to the IPO.  The historical costs and expenses reflected in our consolidated financial statements include allocations of certain general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates.  We believe these allocations were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

As a result of the IPO and the IPO structuring transactions, we now conduct substantially all activities necessary for CPE Inc. to fulfill its responsibilities as a separate, stand-alone public company.  Consequently, our cost structure is different than it was when we were a subsidiary of Rio Tinto.  It includes both additional recurring costs and nonrecurring costs.  Accordingly, our historical consolidated financial information is not reflective of our financial position, results of operations or cash flows had CPE Inc. been a separate, stand-alone public company during all of the periods presented, and is not a reliable indicator of what our financial position, results of operations or cash flows will be in the future.

Selected Consolidated Financial and Other Data

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Statement of Operations Data
Revenues(1)	$1,398,200	$1,239,711	$1,053,168	$942,841	$783,929
Operating income(2)(3)	255,003	124,936	102,731	88,868	77,294
Income from continuing operations	186,688	88,340	53,789	40,537	39,995
Income (loss) from discontinued operations(4)	211,078	(25,215)	(21,482)	(2,599)	336
Net income	397,766	63,125	32,307	37,938	40,331

	December 31,
	2009	2008	2007	2006	2005
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$268,316	$15,935	$23,616	$19,585	$11,355
Property, plant and equipment, net	987,143	927,910	719,743	703,726	616,411
Assets of continuing operations(4)	1,576,011	1,198,023	1,059,366	1,029,269	966,504
Total assets	1,576,011	1,785,191	1,781,201	1,723,335	1,694,208
Senior notes, net of unamortized discount	595,321	—	—	—	—
Other long-term debt(5)	178,367	209,526	571,559	665,735	601,450
Liabilities of continuing operations(4)	1,177,442	672,805	1,176,191	1,163,493	1,079,166
Total liabilities	1,177,442	800,025	1,446,240	1,433,480	1,411,898
Members’ equity	398,569	985,166	334,961	289,855	282,310

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(in millions)
Other Data
Tons sold — company owned and operated mines	90.9	93.7	90.7	88.2	80.8
Tons sold — Decker mine	2.3	3.3	3.5	3.6	3.5
Tons sold — total production	93.2	97.0	94.2	91.8	84.3
Tons purchased and resold	10.1	8.1	8.1	8.1	6.7
Total tons sold	103.3	105.1	102.3	99.9	91.0

(1)           Billings for freight and delivery services accounted for 6.9%, 4.5%, 1.4%, 2.6%, and 4.1% of our total revenues for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(2)           Operating income reflects allocations of general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates of $20.7 million, $25.4 million, $24.4 million, $18.3 million and $16.0 million for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.  Also reflected in operating income are costs incurred as a result of Rio Tinto’s actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million and $25.8 million for the years ended December 31, 2009 and 2008, respectively.

(3)           Operating income reflects an asset impairment charge of $18.3 million for the year ended December 31, 2007 related to an abandoned enterprise resource planning, or ERP, systems implementation.  The ERP systems implementation was a worldwide Rio Tinto initiative designed to align processes, procedures, practices and reporting across all Rio Tinto business units.  The implementation was abandoned in connection with Rio Tinto’s actions to divest our business.

(4)           Discontinued operations includes the operations, net of related income taxes, of the Colowyo coal mine, the Jacobs Ranch coal mine and the uranium mining venture, which RTEA disposed of prior to the IPO.  For the year ended December 31, 2009, discontinued operations includes the $264.8 million pre-tax gain on sale of the Jacobs Ranch coal mine.  Assets and liabilities of continuing operations exclude balances associated with discontinued operations.  See Note 4 of Notes to Consolidated Financial Statements in Section 4.

(5)           Other long-term debt includes the current and long-term portions of other long-term debt, which included discounted obligations pursuant to federal coal leases of $169.1 million, $206.3 million, $67.6 million, $79.0 million and $102.7 million as of December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

Section 3.  Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This section of our Annual Financial Report is intended to help the reader understand our results of operations and financial condition.  This discussion should be read in conjunction with our consolidated financial statements in Section 4.

Overview

We are the third largest producer of coal in the U.S. and in the Powder River Basin (“PRB”) based on 2009 coal production.  We operate some of the safest mines in the coal industry.  For 2009, Mine Safety and Health Administration (“MSHA”) data for employee injuries showed our mines had the lowest employee all injury incident rate among the five largest U.S. coal producing companies.  We operate solely in the PRB, the lowest cost coal producing region of the major coal producing regions in the U.S., and operate two of the four largest coal mines in the region and in the U.S.  Our operations include three wholly-owned surface coal mines, two of which, the Antelope Coal mine and the Cordero Rojo mine, are in Wyoming and one of which, the Spring Creek Coal mine, is in Montana.  We also own a 50% non-operating interest in a fourth surface coal mine in Montana, the Decker mine.  We produce sub-bituminous steam coal with low sulfur content and sell our coal primarily to domestic electric utilities.

As of December 31, 2009, we controlled approximately 1.0 billion tons of proven and probable coal reserves.  For the year ended December 31, 2009, we produced 93.3 million tons of coal and sold 103.3 million tons of coal.

Our key business drivers include the following:

•                  the price for which we sell our coal;

•                  the volume of coal produced and shipped;

•                  the costs of mining, including labor, repairs and maintenance, fuel, explosives, depreciation of capital equipment, depletion of coal leases and regulatory compliance; and

•                  additional expenses associated with CPE Inc.’s transition and ongoing operation as a stand-alone public company.

In the longer term, we expect that costs related to the acquisition of federal coal leases will increase as they have become increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at more recently acquired federal coal leases.  As is common in the PRB, coal seams at our existing mines naturally deepen at a gradient ranging up to approximately 3%, consequently our mining costs per ton will correspondingly increase as mining advances.

In 2007, after having started 2006 with reduced stockpiles of PRB coal, our customers’ inventories normalized and demand for our coal stabilized.  During the period from 2006 to mid-2008, we experienced an improving pricing environment as a result of an overall increase in prices for energy-based commodities, such as natural gas and crude oil.  As a result, we experienced an increase in our average revenue per ton of coal sold which contributed to the growth in our revenues.  During the first half of 2008, due to a favorable supply and demand balance for PRB coal, increasing prices for our coal enabled us to enter into long-term contracts at higher prices.  Since mid-2008, however, the economic downturn, particularly with respect to the U.S. economy, coupled with the global financial and credit market disruptions, has had an adverse impact on the coal industry.  As a result of our long-term contracting strategy, in which we enter into forward contracts for a significant portion of our coal, we experience a lag in revenue trends compared to spot price fluctuations.  Consequently, despite a decrease in tons sold from 2008 to 2009, we experienced an increase in total revenues from sales of coal.  As a result of the decreased demand for coal and increasing customer stockpiles of coal, some of our customers have sought to reduce or delay delivery of tons under their contracts with us, leading to negotiations which, in certain cases, resulted in reduced tons, rolling over tons into future periods, or customer buyouts of purchase commitments.  The weak market conditions during 2009 resulted in decreased demand for our coal and lower spot prices, and the fixed price contracts we entered into for future sales were at lower prices than the contractual prices we were able to achieve in 2008 for future sales.  These lower prices will negatively impact our future revenues for the contractual periods, which historically have been one to five years; however, we are currently experiencing a period where we, and our customers, are seeking to enter into contracts with shorter terms, which may mitigate the impact.  To further mitigate the potentially negative impact on our operating results, we have focused our cost reduction efforts, which resulted in reducing utilization of contractors, lowering employee overtime, and optimizing repairs and maintenance expense.

In the first few months of 2010, as a result of economic conditions and increased natural gas prices and also due to normal seasonal changes in weather, there has been an increase in coal consumption.  In addition, the increased price of natural gas, an alternative to coal, may be an indication that consumers will revert back to higher coal consumption.  Although coal stockpiles remain at historically high levels, our customers have begun to draw down their stockpiles.  As a result of the shorter term contracts we have entered into more recently, if the U.S. coal market rebounds in the shorter term, we may not experience as much of a lag as we would have historically.  If, however, the U.S. coal market remains depressed, our revenues could be adversely affected for a prolonged period of time.

We have one significant broker sales contract under which our subsidiary, Spring Creek Coal LLC, has agreed to sell purchased coal to a wholesale power generation company.  Due to the nature of the broker sales contract and the market conditions at the time Spring Creek Coal LLC executed the purchase contracts, our selling price for the coal is higher than our purchase price.  Final deliveries are expected to be made under the contract in early 2010, at which time we expect the contract to expire and the related contract rights intangible asset to be fully amortized.  This broker sales contract contributed $140.4 million, $135.1 million and $116.6 million of revenues for the years ended December 31, 2009, 2008 and 2007, respectively.  Income before tax related to this contract was $46.3 million, $38.4 million and $41.4 million for those same periods, respectively, which is net of related expenses, including amortization of an intangible asset for the related contract rights of $28.7 million, $33.3 million and $31.1 million, respectively.  Our revenues and operating income will be negatively impacted after the first quarter of 2010 as a result of the expiration of this contract.

Climate Change

Enactment of laws or passage of regulations regarding emissions from the combustion of coal by the U.S. or some of its states or by other countries, or other actions to limit such emissions, could result in electricity generators switching from coal to other fuel sources.  Additionally, the creation and issuance of subsidies designed to encourage use of alternative energy sources could decrease the demand of coal as an energy source.  The potential financial impact on us of future laws, regulations or subsidies will depend upon the degree to which electricity generators diminish their reliance on coal as a fuel source as a result of the laws, regulations or subsidies.  That, in turn, will depend on a number of factors, including the appeal and design of the subsidies being offered, the specific requirements imposed by any such laws or regulations, the time periods over which those laws or regulations would be phased in and the state of commercial development and deployment of carbon capture and storage technologies.  In view of the significant uncertainty surrounding each of these factors, it is not possible for us to reasonably predict the impact that any such laws or regulations may have on our results of operations, financial condition or cash flows.

Basis of Presentation

Initial Public Offering and IPO Structuring Transactions

Prior to CPE Inc.’s IPO and the related structuring transactions, we were a wholly-owned subsidiary of RTEA, which is our predecessor for financial reporting purposes.  See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2 of Notes to Consolidated Financial Statements in Section 4.  On November 19, 2009, CPE Inc. acquired from RTEA 51% of our common membership units in exchange for a promissory note, which was repaid on November 25, 2009 using the proceeds from the IPO, and became the managing member of the Company.  As a result of these transactions, CPE Inc. became a publicly owned holding company with a controlling interest in the Company and its subsidiaries.

For all periods presented, our historical consolidated financial statements include the accounts of the Company and its subsidiaries.  For periods prior to November 20, 2009, our consolidated financial statements also include the accounts of RTEA, which was our parent company prior to the IPO structuring transactions and is our predecessor for financial reporting purposes.  As a result of the IPO structuring transactions, our consolidated financial statements no longer include the accounts of RTEA, our former parent company.

The IPO structuring transactions and related agreements were entered into by us, CPE Inc., RTEA and other Rio Tinto affiliates while they were under common control by Rio Tinto.  In accordance with U.S. GAAP we did not adjust the historical financial reporting carrying amounts of our assets and liabilities in connection with the IPO structuring transactions.

The IPO and the related structuring transactions had significant effects on the comparability of our 2009 consolidated financial statements with our consolidated financial statements for prior annual periods.  These effects include the following:

•                  Related Party Transactions:  Prior to the IPO, our consolidated balance sheets included substantial amounts due from or to related parties, reflecting balances arising from services that we received from Rio Tinto and cash transfers pursuant to a cash management arrangement with Rio Tinto.  In connection with the IPO, substantially all amounts due from or to Rio Tinto were cancelled and converted to equity.  At December 31, 2009, amounts due from or to related parties reflect certain transitional arrangements with Rio Tinto that are expected to be concluded in 2010.

•                  Financing and Cash Management:  As a consequence of our participation in the Rio Tinto cash management arrangement prior to the IPO, we did not enter into any significant financing arrangements directly with third parties and we did not maintain any significant cash balances, except for cash balances held by our Decker joint venture.  In connection with the IPO, we received cash proceeds from the issuance of senior notes and entered into a revolving credit facility with third-party lenders.  We no longer participate in Rio Tinto’s cash management arrangement and we retained a substantial portion of the senior notes proceeds in order to fund a portion of our anticipated future operating, financing and capital expenditure requirements.  As a result of these transactions, our December 31, 2009 consolidated balance sheet reflects significant amounts of cash and cash equivalents, restricted cash and long-term debt, which were not reflected in our balance sheets at prior reporting dates.  In addition, our operating results for the period following the IPO reflect interest expense related to our new debt financing arrangements.

•                  Cost Structure:  Prior to the IPO, we prepared our financial statements on a carve-out basis.  Accordingly, our pre-IPO operating results included allocations of general and administrative expenses incurred on our behalf by Rio Tinto affiliates.  In 2008 and 2009, our pre-IPO operating results also reflected significant expenses that were incurred in connection with Rio Tinto’s divestiture of our business.  Following the IPO, our operating results are no longer affected by Rio Tinto expense allocations and divestiture expenses.  However, during the second half of 2009, we began to incur additional recurring and nonrecurring expenses that are necessary for CPE Inc. to operate effectively as a stand-alone public company.  As a result of these changes in our cost structure, our 2009 operating expenses are not directly comparable to our operating expenses in prior periods and are not indicative of operating expenses that we expect to incur in the future.

•                  Income Taxes:  Prior to the IPO, our taxable income was included in Rio Tinto America’s consolidated federal income tax return and we recognized income tax expense in our carve-out consolidated financial statements on a stand-alone, separate-return basis.  As a result of the IPO and related structuring transactions, we no longer recognize any income taxes incurred by Rio Tinto in our consolidated financial statements.  As a limited liability company, we generally are not subject to income taxes, except for income taxes that may be incurred by certain corporate subsidiaries.  Accordingly, we generally do not recognize income taxes in our operating results for periods following IPO and have eliminated RTEA’s deferred income tax accounts from our consolidated balance sheet.

The effects of the IPO and related structuring agreements on our financial condition and results of our operations are described further below.  Read our Unaudited Pro Forma Consolidated Statement of Operations provided within this Management’s Discussion and Analysis of Financial Condition and Results of Operations to better understand how our results and financial statement presentation are impacted by the IPO and related IPO structuring agreements.

Discontinued Operations

Our historical consolidated financial statements include discontinued operations related to assets that were transferred or sold prior to the IPO and related structuring transactions:

•                  RTEA transferred its interests in the Colowyo mine, a coal mine in Colorado, and the uranium mining venture, which holds certain active mining claims but is not currently operating, to Rio Tinto America on October 7, 2008, and those interests were not contributed to us.

•                  In March 2009, we entered into an agreement to sell our ownership interest in the Jacobs Ranch mine, a coal mine in Wyoming, to Arch Coal, Inc.  This transaction closed on October 1, 2009 and the proceeds from this sale were distributed to Rio Tinto America.

The assets, liabilities and results of operations of the Jacobs Ranch mine, the Colowyo mine, and the uranium mining venture are presented as discontinued operations in our historical consolidated financial statements.  Consequently, the discussion of our results of operations below focuses on continuing operations as reported in our historical consolidated financial statements.  Any forward-looking statements exclude the discontinued operations.

Decker Mine

We hold a 50% non-operating interest in the Decker mine in Montana through a joint-venture agreement.  Under the terms of our joint-venture agreement, a third-party mine operator manages the day-to-day operations of the Decker mine.  We account for our pro-rata share of assets and liabilities in our undivided interest in the joint venture using the proportionate consolidation method, whereby our share of assets, liabilities, revenues and expenses are included in the appropriate classification in our consolidated financial statements.

Revenues

We sell coal primarily to electricity generating utilities and industrial customers in the U.S.  A substantial majority of our revenues is comprised of sales of coal from our coal mines and from our 50% non-operating interest in the Decker coal mine.  Coal produced from these mines accounted for 79.0% of our total revenues for the year ended December 31, 2009.  Our revenues also include the resale of purchased coal, or broker coal sales, which represented 13.3% of total revenues for the year ended December 31, 2009.  As discussed in “—Overview” above, a single broker coal sales contract accounted for a substantial majority of our broker coal sales and 10% of our total revenues in 2009.  Delivery services to customers also is a component of our revenues, representing 6.9% of total revenues in 2009. Typically our customers contract directly with the third-party railroad operators to transport coal purchased from us, but in certain circumstances we arrange transportation and delivery services. Contract settlements and other revenues accounted for less than one percent of our revenues in 2009.

Our coal sales revenues depend on the forward price at the time we contract to sell our coal.  The pricing provisions of our contracts determine the price we are entitled to receive when we deliver the coal under the contracts.  We sell our coal predominantly under long-term contracts having a term of one year or greater, supplemented by short-term contracts having a term of less than one year.  At the start of 2009, we had entered into agreements to sell all of the planned 2009 production from our owned and operated mines; however, our actual shipments were approximately 98% of our planned production for 2009 as a result of decreased demand.  As of December 31, 2009, we had entered into contracts to sell substantially all of our 2010 planned production.

Cost of Product Sold

Cost of product sold includes costs of coal production, costs of coal purchased and resold, and freight and handling costs associated with the provision of transportation and delivery services.  Coal production costs include costs of our owned and operated mines and our share of costs of the Decker mine.  The largest component of cost of coal production is royalties and production taxes incurred in selling the coal we produce.  Royalties and production taxes are comprised of federal and state royalties and approximately seven other federal, state and county taxes.  A substantial portion of our royalties and taxes are levied as a percentage of gross revenues from sales of coal we produced, with the remaining levied on a per-ton basis.  Because such a large portion of our royalties and production taxes are levied on a percentage of gross revenues, as our revenues increase, our royalty and production tax expenses similarly increase.  Royalties and production taxes represented 29.0% of revenues from coal produced at our owned and operated mines and 43.2% of the related cost of coal produced for the year ended December 31, 2009.

Cost of coal production is sensitive to changes in diesel fuel prices.  For our owned and operated mines, the weighted average cost of diesel fuel was $1.87 per gallon for the year ended December 31, 2009, compared to $3.31 per gallon for the year ended December 31, 2008.  However, the cost of diesel fuel rose during 2009, increasing from an average cost per gallon of $1.53 for the first quarter of 2009 compared to $2.17 for the fourth quarter of 2009.  Diesel fuel and lubricant expenses represented 7.8% of cost of coal production at our owned and operated mines for the year ended December 31, 2009.  Other major elements of cost of coal production include labor costs for our employees, repair and maintenance expenditures, explosives, external contractors, tires, power and supplies.  In line with the worldwide mining industry, we have experienced increased operating costs for mining equipment, diesel fuel and supplies, and employee wages and salaries, although in 2009 certain of these costs declined.  We have not entered into any hedging or other arrangements to reduce the volatility in the price of diesel fuel for our operations, although we may do so in the future.  Also included in cost of coal production are exploration costs to survey, map, drill and evaluate deposits surrounding our mining areas.  Prior to the IPO, we were allocated corporate, general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates, of which $4.9 million was included in cost of product sold for the year ended December 31, 2009.

The table below shows the major components of the cost of coal production for the mines we own and operate for the years ended December 31, 2009, 2008 and 2007:

Components of Cost of Coal Production

(Company owned and operated mines)

	2009	2008	2007
Royalties and taxes	43.2%	39.7%	40.2%
Labor	20.2%	18.8%	19.8%
Repairs and maintenance	14.4%	13.8%	15.0%
Fuel and lubricants	7.8%	12.9%	11.4%
Explosives	6.1%	6.7%	5.9%
Outside services	5.1%	5.0%	6.4%
Other mining costs (includes exploration, power and supplies)	3.2%	3.1%	1.3%

Depreciation and Depletion

We depreciate our plant and equipment on a straight-line basis over its useful life or on a units-of-production basis.  We also recognize depletion expense as we mine coal from purchased coal leases.  We acquire the right to mine coal from the Bureau of Land Management, or BLM, under the LBA process.  We pay the BLM in five equal annual installments to acquire the coal lease.  We recognize the present value of these installments on our balance sheet in property, plant and equipment, and recognize depletion expenses in our statement of operations based on the tons of coal mined from the coal lease.  Federal coal leases are becoming increasingly more competitive and expensive to obtain, resulting in higher depletion expense as we increase our mining activities at more recently acquired coal leases.

Amortization

We amortize intangible assets associated with acquired contract rights.  The only intangible asset on our consolidated balance sheet as of December 31, 2009 relates to a contract held by Spring Creek Coal LLC, which is explained above under “—Overview.” The intangible contract right asset is amortized as deliveries are made.  Final deliveries are expected to be made under the contract in March 2010, at which time we expect the contract to expire and the intangible asset to be fully amortized.  As a result, we anticipate that amortization expense will cease following the first quarter of 2010.

Accretion

We have an obligation to complete final reclamation and mine closure activities, including earthwork, revegetation and demolition, which will be performed when our mines eventually exhaust their reserves and close.  We record a liability for this obligation based on the net present value of the estimated costs to perform the work, including the estimated timing of those costs.  Each year we get closer to the estimated end of the mine life and hence the net present value of the liability increases.  We report this increase in the liability as accretion expense.

Selling, General and Administrative Expenses

Our historical selling, general and administrative expenses, or SG&A expenses, include the costs of our sales and marketing group as well as general and administrative expenses incurred in our corporate headquarters.  Prior to the IPO, our SG&A expenses also included allocations of Rio Tinto headquarters costs and expenses incurred by Rio Tinto affiliates.  Rio Tinto America through its subsidiaries had provided various services and other general corporate support to our company, including tax, treasury, corporate secretary, procurement, information systems and technology and innovation, community and external relations, human resources, accounting services and insurance/risk management in the ordinary course of business.  We were charged for those services on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time or based on a combination of factors, including percentage of operating expenditures, head count and revenues.  SG&A expenses for the years ended December 31, 2009, 2008 and 2007 include allocations of expenses incurred by Rio Tinto America and other Rio Tinto affiliates of $15.8 million (incurred prior to the IPO), $21.0 million and $20.3 million, respectively.

Many of the allocations of general and administrative expenses relate to services provided to us under a shared services agreement with an affiliate of Rio Tinto America, some of which will continue for a transition period of approximately nine months after the IPO under a transition services agreement.  In place of the allocations of Rio Tinto headquarters costs, we are incurring additional recurring costs related to being a stand-alone public company, including costs for financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit, investor relations, business development and human resources activities.

We are implementing plans to replace shared services from Rio Tinto America and develop the internal functions that we need to operate effectively and support CPE Inc.’s responsibilities as a stand-alone public company.  Our plans reflect recurring activities that are incremental to our historical activities, as well as certain nonrecurring activities that are required in connection with CPE Inc.’s transition to a stand-alone public company.

We have estimated the incremental recurring annual costs related to CPE Inc. being a stand-alone public company to be approximately $39 million, of which we expect to report approximately $28 million and $11 million in SG&A expenses and cost of product sold, respectively.  The significant assumptions involved in determining the estimates of incremental recurring costs primarily include the cost of additional or more experienced personnel and related benefits, investments in information technology, outside professional services and increased insurance and bonding costs.

We have estimated the nonrecurring costs that we will incur as a result of CPE Inc.’s becoming a stand-alone public company to be approximately $21 million.  We anticipate that substantially all of these costs will be incurred during the period from July 1, 2009 through the third quarter of 2010.  Our historical consolidated statement of operations for the year ended December 31, 2009 includes approximately $12.2 million of such costs.  These costs primarily include one-time legal, accounting and tax consulting costs, bonuses and acceleration of share-based compensation associated with the IPO, personnel recruiting fees and costs associated with the relocation of certain functions and personnel.  Our estimate also includes the costs we expect to incur under the transition services agreement with Rio Tinto.  Although we believe our estimates of incremental recurring costs and nonrecurring transition costs are reasonable based on the information we have to date, certain significant components of our estimates are preliminary and subject to change.

Also included in SG&A expenses for the years ended December 31, 2009 and 2008 is $18.3 million and $25.8 million, respectively, of legal, accounting and other costs incurred as a result of efforts by Rio Tinto America to divest our business through a trade sale or an initial public offering.

Interest Expense

Prior to the IPO, our historical interest expense consisted primarily of interest related to our historical credit facility with Rio Tinto America (“RTA Facility”) and interest imputed on our annual installment payments due under our federal coal leases.  On September 24, 2008, $547.4 million of debt owed under the RTA Facility was contributed to capital and we ceased to incur interest on the RTA Facility.  In connection with the IPO, we issued a total of $600.0 million in senior notes, $300.0 million of which bears interest at 8.25% and matures in 2017 and $300.0 million of which bears interest at 8.5% and matures in 2019.  As a result, we will incur increased interest expense going forward.  In addition, also in connection with the IPO, we entered into $400.0 million revolving credit facility, which provides for revolving loans and letters of credit.  Borrowings under the credit facility generally bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin of between 3.25% and 4.25%, depending on our credit rating.  To the extent that we draw on the revolving credit facility, we will incur additional interest expense.

Income Tax

The provision for income taxes is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax basis of assets and liabilities using currently enacted rates.  For the purposes of our historical consolidated financial statements for periods prior to the IPO, which were prepared on a carve-out basis, our current and deferred income taxes were calculated on a stand-alone income tax return basis.

We and our non-corporate subsidiaries are not income tax paying entities; however, we own certain corporate subsidiaries that may pay nominal amounts of corporate income tax or may incur losses which cannot benefit other entities included in the consolidated financial results.  For periods after the IPO, income taxes recognized in our consolidated financial statements will be limited to taxes incurred by our corporate subsidiaries.  As a result of the changes in our structure, our effective income tax rate (consolidated income tax expense as a percentage of consolidated pre-tax income) will be significantly lower than the amounts that would have been reported under the prior structure.

Balance Sheet Overview

As of December 31, 2009, our total assets were approximately $1.58 billion.  Our primary asset is property, plant and equipment, which includes our coal reserves acquisition costs, and represents 62.6% of our total assets as of December 31, 2009.  Other significant asset categories include cash and cash equivalents, restricted cash, accounts receivable and inventories, which include parts, supplies and coal inventories.

We had total liabilities of approximately $1.18 billion as of December 31, 2009, $595.3 million of which represented our senior notes, net of original issue discount.  Our liabilities also include asset retirement obligations, which comprise expected costs associated with mine reclamation and closure activities, and obligations for future federal coal lease installment payments, which are included in other long-term debt.

Results of Operations

The following table presents our operating results for the years ended December 31, 2009, 2008 and 2007 (in millions):

	Year Ended December 31,
	2009	2008	2007
Revenues	$1,398.2	$1,239.7	$1,053.2
Costs and expenses
Cost of product sold	933.5	894.0	755.3
Depreciation and depletion	97.9	89.0	80.1
Amortization	28.7	46.0	34.5
Accretion	12.6	12.7	12.2
Selling, general and administrative expenses	69.8	70.5	50.0
Asset impairment charges	0.7	2.6	18.3
Total costs and expenses	1,143.2	1,114.8	950.4
Operating income	255.0	124.9	102.8
Other income (expense)
Interest income	0.3	2.9	7.3
Interest expense	(6.0)	(20.4)	(40.9)
Other, net	—	1.7	0.2
Total other expense	(5.7)	(15.8)	(33.4)
Income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates	249.3	109.1	69.4
Income tax provision	(64.0)	(25.3)	(18.1)
Earnings from unconsolidated affiliates, net of tax	1.4	4.5	2.5
Income from continuing operations	186.7	88.3	53.8
Income (loss) from discontinued operations	211.1	(25.2)	(21.5)
Net income	$397.8	$63.1	$32.3

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenues

Revenues were approximately $1.40 billion for the year ended December 31, 2009, compared to approximately $1.24 billion for the year ended December 31, 2008, an increase of $158.5 million or 12.8%.

Revenues from the sale of coal produced at the mines that we own and operate is the largest portion of our revenue, and totaled $1.08 billion in 2009, compared to $978.3 million in 2008.  This $98.9 million or 10.1% increase reflects a 13.5% increase in the average price per ton of coal sold, from $10.44 in 2008 to $11.85 in 2009, and a 3.0% decrease in shipments, from 93.7 tons in 2008 to 90.9 million tons in 2009.  The increase in average price per ton sold reflects the strong demand for PRB coal due to prevailing economic and industry conditions at the time we entered into the related coal supply contracts.  The decrease in volume reflects the downturn in the overall economic conditions in the U.S. markets near the end of 2008 and continuing into 2009, which resulted in certain customers not taking all of their contracted purchases of coal.  Our share of revenues from coal produced at the Decker mine decreased by $8.4 million or 23.7% in 2009, reflecting a decline in shipments partially offset by higher average price per ton.

The balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services, totaled $294.0 million and $226.1 million for the years ended December 31, 2009 and 2008, respectively.  These amounts include revenues from our significant broker sales contract that expires in 2010 (see “—Overview” above) of $140.4 million and $135.1 million, respectively.  Other broker coal sales increased by $28.1 million in 2009 compared to 2008, reflecting increases in shipments and average selling prices.  Revenues from transportation and delivery services increased by $39.6 million, as a result of a higher volume of coal sold on a delivered basis, including export sales with delivered pricing terms that include rail and port charges, where we arranged and paid for the freight costs and charged our customers on a cost-plus basis for providing this service.  We consider the export business to be opportunistic based on factors such as the

U.S. and international economic conditions and freight costs, and do not expect exports to be a consistent part of our business.  Other revenues, which in 2008 included $6.3 million from a Decker contract settlement, decreased $5.1 million in 2009.

Cost of Product Sold

Cost of product sold, excluding depreciation, depletion, amortization and accretion, was $933.5 million for the year ended December 31, 2009, compared to $894.0 million for the year ended December 31, 2008, a $39.5 million or 4.4% increase.  Cost of product sold was 66.8% and 72.1% of revenues for those same periods, respectively.

The largest component of cost of product sold is the cost of coal produced at the three mines that we own and operate, which totaled $722.7 million in 2009, compared to $730.0 million in 2008, a decrease of approximately 1.0%.  This moderate decrease reflects the 3.0% decrease in tons shipped from our mines, partially offset by 2.1% increase in the cost per ton of coal produced, from $7.79 in 2008 to $7.95 in 2009.  The increase in the cost per ton of coal produced is primarily the result of an 11.0% per ton increase in royalties and production taxes which reflects the higher average sales prices realized on our 2009 coal shipments.  Excluding royalties and production taxes, the cost per ton of coal produced declined from $4.70 to $4.52, primarily reflecting decreases in unit costs for fuel, lubricants and explosives, as a result of lower prevailing commodity prices in 2009, partially offset by moderate increases in unit costs for labor, repairs and supplies.  The cost of coal produced by the Decker mine decreased $5.3 million in 2009, reflecting lower production volumes partially offset by higher unit production costs.

Cost of product sold also increased in 2009 due to the greater volume of sales on a delivered basis, where we arranged transportation, resulting in a $27.8 million increase in freight and handling costs.  In addition, the cost of purchased coal increased $24.2 million, including increases of $2.0 million for our significant broker sales contract that expires in 2010 (see “Overview” above) and $22.2 million for other broker sales, consistent with the related increase in broker sales revenues in 2009.

Depreciation and Depletion

Depreciation and depletion expense was $97.9 million for the year ended December 31, 2009, compared to $89.0 million for the year ended December 31, 2008, an increase of $8.9 million, or 10.0%.  The increase is primarily attributable to a $7.9 million increase in depletion of reclamation costs as a result of an increase in estimated reclamation costs for a mined-out portion of the Decker mine while the 2008 amount reflected a favorable adjustment upon the addition of new coal reserves at the Cordero Rojo mine.  In addition, depreciation increased $2.3 million as a result of a higher capital base, following increased investment and capital expenditures in recent years.  These increases were partially offset by a decrease in depletion of $1.6 million resulting from fewer tons produced in 2009 as compared to 2008, as depreciation and depletion are calculated predominantly on a units-of-production basis.

Amortization

Amortization expense was $28.7 million and $46.0 million for the years ended December 31, 2009 and 2008, respectively.  The $17.3 million or 37.6% decrease was primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract in 2008.  In addition, this intangible asset was fully impaired later in 2008 as a result of a change in the Decker mine plan during the fourth quarter, resulting in no amortization of the intangible asset being recognized during 2009.  Further contributing to the decrease was a reduction in amortization related to a coal supply contract that will expire in 2010.

Accretion

Accretion expense was $12.6 million and $12.7 million for the years ended December 31, 2009 and 2008, respectively.  The nominal change reflects the lack of significant overall changes in our asset retirement obligations and the related discount rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $69.8 million for the year ended December 31, 2009 compared to $70.5 million for the year ended December 31, 2008.  The small overall change from the prior year reflects several offsetting changes in components of SG&A expenses.  Our employee compensation costs increased $6.1 million reflecting an increase in the number of employees in 2009, including new hires in connection with CPE Inc.’s transition to a stand-alone public company.  This increase was offset by a $7.8 million decrease in expenses associated with our divestiture efforts.

Asset Impairment Charges

Asset impairment charges were $698,000 and $2.6 million for the years ended December 31, 2009 and 2008, respectively.  In 2009, we recognized an impairment charge of $698,000 for costs incurred on an abandoned time-keeping software project.  In 2008, we recognized impairments of $4.6 million for remaining contract rights related to Decker that were determined not to be recoverable and $1.0 million for costs incurred on an abandoned production cost efficiency project. These charges were offset by a $3.0 million reduction of an asset impairment charge recognized in 2008 related to an information system project that was impaired during 2007.

Other Income (Expense)

Prior to the IPO, interest income consisted of interest earned on short-term investments made through a Rio Tinto America cash management program.  Subsequent to the IPO, interest income consisted of interest earned on cash invested by our treasury department.  Interest income decreased $2.6 million to $0.3 million for the year ended December 31, 2009, from $2.9 million for the year ended December 31, 2008.  While the average amount of invested funds increased, interest income decreased due to a decrease in the average rate earned to 0.1% in 2009 from 3.1% in 2008.

Interest expense declined to $6.0 million during the year ended December 31, 2009 from $20.4 million for the year ended December 31, 2008.  The decrease resulted primarily from the termination on September 24, 2008 of the RTA Facility, under which we incurred interest of $16.8 million in 2008.  Interest expense will increase going forward as a result of the debt financing transactions entered into on November 25, 2009.  See “—Liquidity and Capital Resources—Senior Unsecured Notes and Senior Secured Revolving Credit Facility” below.

Income Tax Provision

Income tax expense increased to $64.0 million for the year ended December 31, 2009 from $25.3 million for the year ended December 31, 2008 due to higher income before taxes.  The effective income tax rate increased to 25.7% for the year ended December 31, 2009 from 23.2% for the year ended December 31, 2008.  The increase in effective tax rate in 2009 was primarily due to a reduction in tax benefits received for percentage depletion deductions.  The adjustment to the effective tax rate for the post-IPO period in 2009 to account for our nontaxable status reduced our effective tax rate by approximately 3.2%.  See Note 12 of Notes to Consolidated Financial Statements in Section 4.

Discontinued Operations

Income from discontinued operations, net of income tax, was $211.1 million for the year ended December 31, 2009 compared to a loss of $25.2 million for the year ended December 31, 2008.  The favorable change was primarily attributable to income from the Jacobs Ranch mine, which was sold on October 1, 2009, resulting in a pre-tax gain of $264.8 million.  Jacobs Ranch mine operating income prior to disposal improved by $69.4 million due to higher coal prices and the cessation of depreciation, depletion and amortization as a result of the assets being classified as held for sale as of March 1, 2009.  These favorable changes were partially offset by a $119.0 million increase in related income taxes.  The overall increase in income from discontinued operations also reflects the absence in 2009 of net losses incurred at the Colowyo mine and the uranium mining venture after RTEA transferred its interests in the property to Rio Tinto America in October 2008.

Net Income

As a result of the factors discussed above, net income for the year ended December 31, 2009 was $397.8 million, compared to net income of $63.1 million for the year ended December 31, 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues

Revenues were approximately $1.24 billion for the year ended December 31, 2008 compared to approximately $1.05 billion for the year ended December 31, 2007, a $186.5 million or 17.7% increase.

Revenues from the sale of coal produced at the mines we own and operate totaled $978.3 million in 2008, compared to $841.1 million in 2007.  This $137.2 million or 16.3% increase in revenues reflects a 12.6% increase in the average price per ton of coal sold, from $9.27 in 2007 to $10.44 in 2008, and a 3.3% increase in shipments, from 90.7 million tons in 2007 to 93.7 million tons in 2008.  The increase in both the price per ton sold and in tonnage reflected a strengthening market for PRB coal at the time we entered into our coal supply contracts that provided for deliveries in 2008.  Our share of revenues from coal produced at the Decker mine added to the increase in revenue by $1.5 million or 4.3%.

The balance of our revenues, which consist primarily of broker coal sales and billings for transportation and delivery services totaled $226.1 million in 2008, compared to $178.1 million in 2007.  These amounts include revenues from our significant broker sales contract of $135.1 million and $116.6 million for the years ended December 31, 2008 and 2007, respectively.  Other coal sales decreased by $3.9 million reflecting a decrease in tons sold, partially offset by an increase in the average selling price per ton.  Revenues from transportation and delivery services increased $41.8 million and reflects a higher volume of coal sold on a delivered basis, where we arranged and paid for the freight.

Cost of Product Sold

Cost of product sold was $894.0 million for the year ended December 31, 2008 compared to $755.3 million for the year ended December 31, 2007, a $138.7 million or 18.4% increase.  Cost of product sold was 72.1% and 71.7% of revenues for those same periods, respectively.

The cost of coal produced at the three mines that we own and operate totaled $730.0 million in 2008 compared to $631.9 million in 2007, an increase of approximately 15.5%.  This increase reflects the 3.3% increase in tons sold and an 11.8% increase in the average cost per ton of coal produced, from $6.97 in 2007 to $7.79 in 2008.  The increase in average cost per ton primarily reflects a 30.6% increase in fuel and lubricant costs attributable to higher diesel fuel costs in 2008 and a 10.3% increase in royalties and production taxes in line with our increased coal sales revenue for the same period.  We also experienced moderate cost per ton increases in other costs, including labor, explosives, repairs and supplies.  Additionally, our 50% share of Decker mine production costs increased 6.2% from $28.4 million in 2007 to $30.1 million in 2008.

Cost of product sold also increased in 2008 due to a greater volume of sales on a delivered basis where we arranged transportation, resulting in a $30.1 million increase in freight and handling costs.  In addition, the cost of purchased coal increased $8.8 million, including increases in costs related to our significant broker sales contract, resulting in an 11.7% increase in the average cost per ton for purchased coal on a relatively flat volume of tons purchased.

Depreciation and Depletion

Depreciation and depletion increased by 11.1% to $89.0 million for the year ended December 31, 2008 from $80.1 million for the year ended December 31, 2007.  This increase was primarily attributable to increased production from more recently acquired, higher cost coal deposits, resulting in a higher depletion and also due to a higher capital base following increased investment and capital expenditures in recent years resulting in higher depreciation.  The increase also resulted from additional tons produced during 2008 as compared to 2007, as depreciation and depletion are calculated predominantly on a units-of-production basis.

Amortization

Amortization expense was $46.0 million and $34.5 million for the years ended December 31, 2008 and 2007, respectively.  The $11.5 million increase is primarily attributable to the buy out of a long-term contract at the Decker mine in the first quarter of 2008, which resulted in accelerated amortization of the intangible asset associated with the contract.

Accretion

Accretion expense was $12.7 million and $12.2 million for the years ended December 31, 2008 and 2007, respectively.  The $0.5 million increase was primarily attributable to revised estimates of the future costs of our closure obligations as a result of increases in estimated costs associated with fulfilling these obligations.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $20.4 million, or 40.7%, to $70.5 million for the year ended December 31, 2008 from $50.1 million for the year ended December 31, 2007.  The increase was primarily attributable to $25.8 million of legal, accounting and other costs incurred in the year ended December 31, 2008 associated with efforts by Rio Tinto America to divest RTEA through a trade sale or an initial public offering.  This increase was partially offset by a $2.8 million decrease in share-based compensation due to the decrease in value of certain cash-settled awards based on general market conditions during 2008.

Asset Impairment Charges

Asset impairment charges were $2.6 million and $18.3 million for the years ended December 31, 2008 and 2007, respectively.  As a result of changes in the Decker mine plan in 2008, which resulted in lower projected cash flows, the carrying amount of $4.6 million for remaining contract rights was determined not to be recoverable.  In addition, we recognized an impairment charge of $1.0 million for costs incurred on an abandoned production cost efficiency project.  These impairment charges were offset by a $3.0 million reduction of the asset impairment charge recognized in 2008 related to an information system impaired during 2007 due to a favorable outcome as compared to our prior estimates and resolution of contingencies during 2008.  Asset impairment charges in 2007 related to the write-off of capitalized costs, relating to an abandoned implementation of a company-wide integrated financial system.

Other Income (Expense)

Interest income, which consisted of interest earned on short-term investments made through a Rio Tinto America cash management program, decreased to $2.9 million for the year ended December 31, 2008 from $7.3 million for the year ended December 31, 2007 as a result of a decrease of $13.6 million in average invested funds and a 3.8% decrease in the average rate earned to 3.1% in 2008 from 6.9% in 2007.  The average invested funds were $78.0 million and $91.6 million for the years ended December 31, 2008 and 2007, respectively.

Interest expense, the largest component of which was our variable rate debt with Rio Tinto America, declined to $20.4 million for the year ended December 31, 2008 from $40.9 million during the year ended December 31, 2007.  The decrease primarily resulted from a 2.4% decrease in the average interest rate in 2008 compared to 2007 as well as the contribution of the $547.4 million balance of the debt with Rio Tinto America to equity on September 24, 2008.

Income Tax Provision

Income tax expense increased to $25.3 million for the year ended December 31, 2008 from $18.0 million for the year ended December 31, 2007 due to higher income before taxes.  The effective income tax rate decreased to 23.2% for the year ended December 31, 2008 from 26.0% for the year ended December 31, 2007.  The domestic manufacturing deduction in 2008 was greater than the deduction in 2007.  This difference is due to differences in taxable income which drives the amount of deduction recognized.  The increased deduction realized in 2008 results in a more significant decrease in the effective rate for 2008 compared to 2007.

Discontinued Operations

Loss from discontinued operations was $25.2 million for the year ended December 31, 2008 compared to $21.5 million for the year ended December 31, 2009.  The decrease was primarily attributable to an increase of $19.5 million in net losses incurred at the Colowyo mine offset by an increase of $13.0 million in net income from Jacobs Ranch mine and the absence in 2008 of $6.6 million of costs incurred during 2007 to evaluate potential operation of the uranium mining venture.  Non-conforming coal quality resulted in reduced revenues for the Colowyo mine which was compounded by unplanned maintenance and higher cost reserves.  Jacobs Ranch mine net income improved from higher coal prices and an increase in tons sold.

Net Income

As a result of the factors discussed above, net income for the year ended December 31, 2008 was $63.1 million compared to net income of $32.3 million for the year ended December 31, 2007.

Unaudited Pro Forma Statement of Operations

The unaudited pro forma condensed consolidated statement of operations presented below has been derived from our audited historical consolidated financial statements for the year ended December 31, 2009.  This unaudited pro forma condensed consolidated financial information should be read in conjunction with “—Results of Operations” above and our consolidated financial statements in Section 4.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2009 reflects adjustments to our historical financial statements to present our results as if the IPO and related structuring transactions occurred on January 1, 2009.  These adjustments include an increase in interest expense related to our senior notes and a decrease in income taxes reflecting our nontaxable status after the IPO.

The pro forma adjustments are based on assumptions that we believe are reasonable.  The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations or financial position would have been had the IPO occurred on January 1, 2009.  The unaudited pro forma condensed consolidated financial information should not be considered representative of our future results of operations or financial position.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2009

(in thousands)

	Historical	Adjustments		Pro Forma
Revenues	$1,398,200	$—		$1,398,200
Cost and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	933,489	—	(a)	933,489
Depreciation, depletion, amortization and accretion	139,175	—		139,175
Selling, general and administrative expenses	69,835	—	(a)	69,835
Asset impairment charges	698	—		698
Total costs and expenses	1,143,197	—		1,143,197
Operating income	255,003			255,003
Interest and other income (expense), net	(5,663)	(44,124	)(b)	(49,787)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249,340	(44,124)		205,216
Income tax provision	(64,026)	64,026	(c)	—
Earnings from unconsolidated affiliates, net of tax	1,374	794	(c)	2,168
Income from continuing operations	186,688	20,696		207,384
Income from discontinued operations, net of tax	211,078	118,299	(c)	329,377
Net income	$397,766	$138,995		$536,761

(a)                                  The operating expenses reported in our pre-IPO carve-out historical consolidated statements of operations include allocations of certain general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates.  Also included in our pre-IPO operating expenses are costs incurred as a result of actions to divest our business, either through a trade sale or an initial public offering.  During 2009, we began to incur recurring costs related to CPE Inc.’s being a stand-alone public company and also incurred certain nonrecurring costs during the transition to being a stand-alone public company.  Although we have estimated our recurring costs associated with the operation as a stand-alone public company, a substantial portion of our estimated costs are not considered to be factually supportable.  As a result, the accompanying unaudited pro forma condensed consolidated statement of operations has not been adjusted to reflect the estimated costs of operating as a stand-alone public company.  In addition, we have not adjusted the accompanying unaudited pro forma condensed consolidated statements of operations for the estimated nonrecurring transition costs, as these costs are not expected to have an ongoing impact on our operating results.  See “—Selling, General and Administrative Expenses” and “—Cost of Product Sold” above.

(b)                                 The unaudited pro forma condensed consolidated statement of operations includes an adjustment to reflect interest expense related to our senior notes of $44.1 million for the year ended December 31, 2009.  Pro forma interest expense reflects periodic commitment fees, the amortization of up-front lender fees and other financing costs over the terms of the related debt, and is net of amounts required to be capitalized.  See Note 9 of Notes to Consolidated Financial Statements in Section 4.

(c)                                  The unaudited pro forma condensed consolidated statement of operations includes an adjustment to eliminate our historical income tax provision to reflect our status as a nontaxable entity following the IPO.

Liquidity and Capital Resources

Total unrestricted cash and cash equivalents as of December 31, 2009 and 2008, was $268.3 million and $15.9 million, respectively.  We also maintained $80.2 million in restricted cash accounts as of December 31, 2009.  The increased balances as of December 31, 2009 reflects our retention of a portion of the proceeds from our senior notes, which were issued on November 25, 2009 and from cash from operations for the period after the IPO.  Pursuant to the terms of the master separation agreement between Rio Tinto and us, we retained $178.8 million in cash and $80.2 million in restricted cash, and used the remaining proceeds to pay transaction costs and make a cash distribution to RTEA.  Prior to the IPO, substantially all of our cash balances, except cash held by Decker, were transferred to Rio Tinto in accordance with the Rio Tinto cash management arrangement.  As a result, our cash balance as of December 31, 2008 consisted primarily of amounts held by Decker.

In addition to our cash and cash equivalents, our primary sources of liquidity are cash from our operations and borrowing capacity under our $400 million revolving credit facility.  Cash from operations depends on a number of factors beyond our control, such as the market price for our coal, the quantity of coal required by our customers, electricity demand, regulatory changes impacting our business, reclamation costs, the market price we pay for diesel fuel, variables affecting other costs of our business and other risks and uncertainties.

If cash from our operations is lower than expected we may need to draw on our revolving credit facility. The borrowing capacity under our revolving credit facility is reduced by the amount of letters of credit issued.  As a result of the IPO and related structuring transactions we can no longer rely on Rio Tinto to secure our reclamation obligations. Consequently, we are required to obtain new surety bonds and to provide collateral to partially secure these arrangements. We expect that this collateral will be in the form of restricted cash collateral and letters of credit, both of which will reduce our available liquidity. Our $80.2 million balance of restricted cash at December 31, 2009 was used to collateralize transitional arrangements provided by Rio Tinto which will expire in March 2010. The entire balance of these surety arrangements is expected to be transitioned to us during March 2010 and will be collateralized by $176.5 million in restricted cash and $51.8 million in letters of credit.  As of December 31, 2009, our borrowing capacity under the revolving credit facility is $348.2 million.  Our ability to borrow under our revolving credit facility is subject to the terms and conditions of the facility, including our compliance with financial and non-financial covenants.

We believe these sources will be sufficient to fund our primary uses of cash for the next twelve months, which include our costs of coal production, federal coal lease installment payments, capital expenditures, interest on our debt and distributions to our members.

We intend to seek increases in our reserve position by acquiring federal coal and surface rights adjoining our current operations in Wyoming and Montana.  We have nominated tracts of land through the LBA process that we believe contain, as applied for, approximately 800 million tons of non-reserve coal deposits, according to our estimates and subject to final determination by the BLM of the final boundaries and tonnage for these tracts.  If we are awarded new coal leases, which may occur as early as 2011, our cash flows could be significantly impacted as we would be required to make the initial lease payment and annual payments thereafter.  We will continue to explore additional opportunities to increase our reserve base.

In addition, our planned capital expenditures, which we expect will be between $80.0 million and $90.0 million (excluding federal coal lease payments) in 2010, include our estimates of expenditures necessary to develop new coal leases to maintain our reserve position, including the addition of sufficient fleets of heavy mining equipment needed to mine the coal.  Our operating and capital expenditure plans also include our estimates of the necessary expenditures to keep our current fleets updated to maintain our mining productivity and competitive position.

We are required to make semi-annual interest payments on our senior notes commencing on June 15, 2010.  We also expect to make on-going distributions to our members sufficient to fund CPE Inc.’s income tax obligations and CPE Inc.’s payments to Rio Tinto under the Tax Receivable Agreement, which will impact our liquidity.  See “Tax-Related Obligations of CPE Inc.” in Note 15 of Notes to Consolidated Financial Statements in Section 4.

If we do not have sufficient resources to satisfy our obligations, we may need to borrow money or take other actions.  We may not be able to obtain additional funding on acceptable terms or at all.  In addition, our existing debt instruments contain restrictive covenants which may prohibit us from adopting certain alternatives to obtain additional funding.

Continuing Operations

Net cash provided by operating activities from continuing operations was $456.6 million for the year ended December 31, 2009 compared to $150.0 million for the year ended December 31, 2008.  This $306.6 million increase reflects a $200.6 million change in the effects of transactions with related parties.  In the year ended December 31, 2008, we made payments to affiliates that resulted in a $129.3 million net reduction in amounts due to related parties, while in 2009 no similar payments were made and the amounts due to related parties increased by $102.5 million, reflecting expenses incurred by related parties on our behalf.  The increase in operating cash flow also reflects a $98.3 million increase in income from continuing operations and a $28.2 million increase in deferred income taxes, partially offset by a $26.5 million decrease in non-cash expenses.  The decrease in non-cash expenses is primarily related to amortization expense and interest expense converted to principal.  Net cash provided by operating activities from continuing operations was $150.0 million for the year ended December 31, 2008 compared to $290.1 million for the year ended December 31, 2007.  Contributing to the $140.1 million decrease in cash provided by operating activities from continuing operations was a $186.4 million change in amounts due to affiliates, offset, in part, by a $30.1 million improvement in the collection of receivables.

Net cash used in investing activities from continuing operations was $417.1 million for the year ended December 31, 2009 compared to $153.7 million for the year ended December 31, 2008.  The $263.4 million increase in cash used in investing activities from continuing operations was primarily the result of a $182.5 million increase in amounts invested in the Rio Tinto America cash management program, an $80.2 million increase in restricted cash and a $21.4 million decrease in net receipts of refundable deposits related to coal reserve acquisition bids partially offset by a $18.4 million decrease in purchases of property, plant and equipment.  Net cash used in investing activities from continuing operations increased to $153.7 million for the year ended December 31, 2008 from $90.6 million for the year ended December 31, 2007.  The $63.1 million increase in cash used in investing activities from continuing operations is the result of increased purchases of property, plant and equipment during 2008 as compared to 2007 and increases in the cash invested with Rio Tinto America treasury, as part of the cash management program, partially offset by the receipt of a $24.4 million refundable deposit related to an unsuccessful coal reserve acquisition bid, which was paid during 2007.

Net cash used in financing activities from continuing operations was $582.2 million for the year ended December 31, 2009 compared to $2.9 million for the year ended December 31, 2008.  This increase in cash used in financing activities from continuing operations is primarily attributable to approximately $1.08 billion in distributions to Rio Tinto, $764.1 million of which represented the proceeds from the sale of the Jacobs Ranch mine and $309.7 million of which was funded by the proceeds of our senior notes offering.  Also contributing to the use of cash was a $29.2 million increase in payments on long-term debt, including federal coal leases, and net borrowings and repayments on the RTA Facility during the year ended December 31, 2008 that did not occur in 2009.  Partially offsetting these increases was $568.7 million in net proceeds from our senior notes offering.  Net cash used in financing activities from continuing operations decreased to $2.9 million for the year ended December 31, 2008 from $147.6 million for the year ended December 31, 2007.  This reduction in cash used in financing activities from continuing operations primarily related to net borrowings on the RTA facility of $30.0 million during 2008 compared to payments on the facility of $120.0 million during 2007.

Discontinued Operations

Net cash provided by operating activities from discontinued operations was $36.0 million, $50.3 million and $30.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.  The $14.3 million decrease in net cash provided by operating activities from discontinued operations for the year ended December 31, 2009 compared to 2008 was due primarily to an increase in royalty and production tax payments.  The increase in net cash provided by operating activities from discontinued operations in 2008 from 2007 was primarily attributable to an increase in accounts payable and accrued expenses related to cash management strategies partially offset by a 2008 payment for a reclamation trust fund related to the uranium mining venture.

Net cash provided by investing activities from discontinued operations was $759.0 million for the year ended December 31, 2009, compared to net cash used in investing activities from discontinued operations of $41.2 million and $72.9 million for the years ended December 31, 2008 and 2007, respectively.  Our 2009 cash flows reflect proceeds of $764.1 million from the sale of the Jacobs Ranch mine, which was completed on October 1, 2009.  The decrease in net cash used in investing activities from discontinued operations from 2007 to 2008 is due primarily to decreased purchases of property, plant and equipment at the Jacobs Ranch mine for specific expansion projects offset, in part, by the absence of the receipts of restricted cash and refundable deposits received in 2007.

Net cash used in financing activities from discontinued operations was $10.2 million and $5.7 million for the years ended December 31, 2008 and 2007, respectively.  There was no cash used or provided from financing activities for discontinued operations during 2009 due to the absence of Colowyo financing activities as a result of the October 2008 disposal of Colowyo.  The increase in net cash used in financing activities from discontinued operations in 2008 from 2007 is due to a change in restricted cash held for the payment of collateralized bonds related to the Colowyo mine.

Senior Unsecured Notes

Effective November 25, 2009, we and our wholly-owned subsidiary, Cloud Peak Energy Finance Corp., issued the 8.25% Senior Notes due 2017 (“2017 Notes”) and the 8.5% Senior Notes due 2019 (“2019 Notes”), which we refer to collectively as the senior notes, in accordance with Rule 144A of the Securities Act of 1933, as amended.  The 2017 Notes and the 2019 Notes each were issued in the aggregate principal amount of $300.0 million, net of original issue discounts of $2.2 million and $2.5 million, respectively, resulting in aggregate proceeds of $595.3 million.  The 2017 Notes and 2019 Notes bear interest at fixed annual rates of 8.25% and 8.50%, respectively, and mature on December 15, 2017 and 2019, respectively.  There are no mandatory redemption or sinking fund payments for the senior notes and interest payments are due semi-annually on June 15 and December 15, beginning on June 15, 2010.  Subject to certain limitations, we may redeem the 2017 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2015, or by paying their principal amount thereafter.  Similarly, we may redeem the 2019 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2017, or by paying their principal amount thereafter.

In connection with the IPO structuring transactions, approximately $309.7 million of the net proceeds were distributed to RTEA during the fourth quarter of 2009.  The remaining net proceeds from the senior notes offering are being used for general corporate purposes, including the payment of fees under our revolving credit facility, cash reserves for securing our reclamation obligations and for capital expenditure requirements.

The senior notes are jointly and severally guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit facility.  See “—Senior Secured Revolving Credit Facility” below.  Substantially all of our consolidated subsidiaries, excluding Decker Coal Company in which we hold a 50% non-operating interest, are considered to be restricted subsidiaries and guarantee the senior notes.

The indenture governing the senior notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

Upon the occurrence of certain transactions constituting a “change in control” as defined in the indenture, holders of our notes could require us to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Senior Secured Revolving Credit Facility

Concurrent with the offering of the senior notes, we entered into a $400.0 million senior secured revolving credit facility, or credit facility, with a syndicate of lenders, the full amount of which is available for use in connection with loans or the issuance of letters of credit.  Our obligations under the credit facility are supported by a guarantee by certain of our domestic restricted subsidiaries.  The credit facility matures on December 16, 2013.  As of December 31, 2009, there were no amounts drawn under the credit facility and $51.8 million was committed in connection with the issuance of letters of credit.  The letters of credit are used as collateral to secure our obligations to reclaim lands used for mining.  See “—Off-Balance Sheet Arrangements” below.

Loans under the credit facility bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin based on our credit rating of between 3.25% and 4.25% (4.00% at December 31, 2009).  We are required to pay the lenders a commitment fee of 0.75% per year on the unused amount of the credit facility.  Letters of credit issued under the credit facility, unless drawn upon, will bear interest at the applicable margin for LIBOR loans from the date at which they are issued.  In addition, in connection with the issuance of a letter of credit we will be required to pay the issuing bank a fronting fee of 0.25% plus additional customary administrative fees and expenses.

Our obligations under the credit facility are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings.  We are subject to financial maintenance covenants  based on EBITDA (which is defined in the credit agreement and may not be the same as EBITDA presented elsewhere in this report) requiring us to maintain defined minimum levels of interest coverage and providing for a limitation on our total and first lien senior secured debt leverage ratios.  Specifically, the credit agreement requires us to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.5 to 1 through December 31, 2010, and 2.75 to 1 thereafter; a ratio of funded debt to EBITDA equal to or less than 3.75 to 1 through December 31, 2010, and 3.5 to 1 thereafter; and a ratio of first lien senior secured debt to EBITDA equal to or less than 1.5 to 1 as long as the credit facility is in effect.

Our credit facility also requires us to comply with non-financial covenants that restrict certain corporate activities and certain of our subsidiaries and contains customary events of default with customary grace periods and thresholds.  These covenants include restrictions on our ability to incur additional debt and pay dividends, among other restrictive covenants.  Our ability to access the available funds under our credit facility may be impaired in the event that we do not comply with the covenant requirements or if we default on our obligations under the agreement.  In addition, under the terms of our credit facility, a change in control of Cloud Peak Energy Inc. or the Company will result in an automatic event of default and, unless waived by the required lenders, will result in all obligations under the agreement becoming immediately due and payable.

Federal Coal Leases

Our federal coal lease obligations consist of amounts payable to the BLM under leases, each of which require five equal annual payments.  The remaining aggregate annual payments under our existing federal coal leases total $197.0 million, with $63.8 million due in 2010 and 2011, $59.8 million due in 2012 and $9.6 million due in 2013.  We recognize imputed interest on federal coal leases based on an estimate of the credit-adjusted, risk-free rate reflecting our estimated credit rating at the inception of the lease.  The outstanding principal balance of our federal coal lease obligations was $169.1 million as of December 31, 2009.

Off-Balance Sheet Arrangements

In the normal course of business, we are party to a number of arrangements that secure our performance under certain legal obligations.  These arrangements include letters of credit and surety bonds.  We use these arrangements primarily to comply with federal and state laws that require us to secure the performance of certain long-term obligations, such as mine closure or reclamation costs, coal lease obligations, state workers’ compensation and federal black lung liabilities.  These arrangements are typically renewable annually.

Liabilities related to these arrangements are not reflected in our consolidated balance sheets.  While we were a subsidiary of Rio Tinto, Rio Tinto maintained our surety bonds and facilitated the issuance of letters of credit on our behalf.    Pursuant to the IPO structuring agreements, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to any existing arrangements.

As of December 31, 2009, with the exception of our obligations with respect to Decker, Rio Tinto remained the guarantor and we maintained $80.2 million in restricted cash as collateral for the benefit of Rio Tinto.  We anticipate completing the replacement of surety bonds and letters of credit provided by Rio Tinto on our behalf during March 2010.  These surety bonds are collateralized by an increased restricted cash balance of $176.5 million, which we funded in February 2010.

As of December 31, 2009, we used surety bonds and letters of credit to secure outstanding obligations as follows (in millions):

	Surety Bonds	Letters of Credit	Total
Reclamation obligations(1)	$307.7	$200.2	$507.9
Collateral for Decker surety bonds(2)	—	41.3	41.3
Lease obligations(3)	25.3	—	25.3
Other obligations(4)	—	0.1	0.1
	$333.0	$241.6	$574.6

(1)                                  Reclamation obligations include amounts to secure performance related to our outstanding obligations to reclaim areas disturbed by our mining activities and are a requirement under our state mining permits.  Includes $74.2 million representing our 50% share of surety bonds securing Decker’s reclamation obligations and $10.5 million in letters of credit issued under our revolving credit facility to secure our 50% share of additional Decker reclamation obligations.

(2)                                  Represents letters of credit issued under our revolving credit facility collateralizing Decker’s surety bonds.

(3)                                  Lease obligations include amounts generally required as a condition to state or federal coal leases; the amounts vary and are mandated by the governing agency.

(4)                                  Other obligations include amounts required for exploration permits, water well construction and monitoring and other miscellaneous items as mandated by the applicable governing agencies.

Our outstanding surety bonds and letters of credit in respect of our reclamation obligations, which at December 31, 2009, were $549.2 million (including our obligations with respect to the Decker mine), are required by law.  State statutes regulate and determine the calculation of the amounts of the bonds and letters of credit that we are required to hold.  We do not believe that these state-mandated estimates are a true reflection of what our actual reclamation costs will be.  Reclamation bond amounts represent an estimate of our near-term reclamation liability that assumes reclamation activities will be performed during the next one to five years.  Because this evaluation is near-term, it is recalculated on a frequent basis, often annually.  The basis for calculating bonding costs is substantially different than the requirements that apply to the determination of our asset retirement obligation, or ARO, liability on our consolidated balance sheet, which is determined in accordance with U.S. GAAP.  The state permitting regulations prescribe the specific methodology to be used in our bonding calculations and provide that the bond amounts must assume certain costs that the state would incur if they were required to complete the reclamation on our behalf.  Additionally, where a multi-year bond, such as a three to five-year bond, is put into place, the state regulatory authority requires that the reclamation liability must be calculated for the highest cost scenario over that period.

The carrying amount of our reclamation obligations, as determined in accordance with U.S. GAAP, which are reported in our consolidated financial statements, as ARO liabilities, was $181.4 million at December 31, 2009, $5.5 million of which is payable in 2010.  We estimate our ARO liabilities based on disturbed acreage to date and third party cost estimates.  The estimated ARO liabilities are also based on engineering studies and our engineering expertise related to the reclamation requirements.  We also assume that reclamation will be completed after the end of the mine life based on our current reclamation area profiles, which may be a different land disturbance assumption than the state requires, as we perform reclamation concurrently with our mining activities.  Finally, the carrying amount of our ARO liabilities reflects discounting of estimated reclamation costs using a credit-adjusted risk-free interest rate.

Because we are required by state and federal law to have these bonds or letters of credit in place before mining can commence, or continue, our failure to maintain surety bonds, letters of credit or other guarantees or security arrangements would materially and adversely affect our ability to mine or lease coal.  That failure could result from a variety of factors including lack of availability, higher expense or unfavorable market terms, the exercise by third-party surety bond issuers of their right to refuse to renew the surety and restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of any credit facility then in place.  See Note 16 of Notes to Consolidated Financial Statements in Section 4.

Contractual Obligations

As of December 31, 2009, we had the following contractual obligations (in millions):

	Total	2010	2011-2012	2013-2014	2015 and Thereafter
Senior notes(1)	$600.0	$—	$—	$—	$600.0
Other long-term debt(2)	178.4	55.3	112.5	10.6	—
Interest related to long-term debt(3)	484.6	66.4	115.1	101.3	201.8
Operating lease obligations	8.6	0.7	1.0	0.8	6.1
Coal purchase obligations(4)	4.6	4.6	—	—	—
Capital expenditure obligations(4)	2.3	2.3	—	—	—
Total	$1,278.5	$129.3	$228.6	$112.7	$807.9

(1)                                  We issued $600.0 million aggregate principal amount of senior notes in two tranches due 2017 and 2019.  We also have entered into a $400.0 million four-year revolving credit facility, none of which had been drawn as of December 31, 2009.  See Note 9 of Notes to Consolidated Financial Statements in Section 4.

(2)                                  Other long-term debt includes our discounted payment obligations under federal coal leases, private coal leases and land purchase notes.  See Note 9 of Notes to Consolidated Financial Statements in Section 4.

(3)                                  As of December 31, 2009, we had outstanding commitments for interest related to our senior notes and other long-term debt.  See Note 9 of Notes to Consolidated Financial Statements in Section 4.

(4)                                  As of December 31, 2009, we had outstanding commitments for coal purchases and capital expenditures which are not included on consolidated balance sheet.  See Note 16 of Notes to Consolidated Financial Statements in Section 4.

This table does not include our estimated AROs.  As discussed in “Critical Accounting Policies and Estimates—Asset Retirement Obligations” below, the carrying amount of our AROs involves a number of estimates, including the amount and timing of the payments to satisfy these obligations.  The timing of payments is based on numerous factors, including projected mine closing dates.  We believe that substantially all the payments required under our AROs as of December 31, 2009 will be made subsequent to December 31, 2012.  Based on our assumptions, the carrying amount of our AROs as determined in accordance with U.S. GAAP is $181.4 million as of December 31, 2009, $5.5 million of which is payable in 2010.  See Note 10 of Notes to Consolidated Financial Statements in Section 4.

This table does not include our contractual obligations related to an agreement we entered into in April 2008 to purchase land pursuant to which the seller may require us to pay a purchase price of $23.7 million between April 2013 and 2018.

This table does not include pro rata distributions to our members that we expect to make in connection with CPE Inc.’s obligations to pay federal and state income taxes and pay Rio Tinto amounts required under the Tax Receivable Agreement.  CPE Inc. does not maintain any significant cash balances and generally does not have any sources of cash other than distributions from us.  We anticipate that CPE Inc. will cause us to make pro rata distributions to our members in amounts sufficient to fund these tax-related obligations.  We estimate that CPE Inc. will pay Rio Tinto $54.5 million under the Tax Receivable Agreement.  This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired.  The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations, and the actual payments that CPE Inc. will be required to make under the Tax Receivable Agreement could differ materially from our estimates.  Based on our estimates as of December 31, 2009, we expect to make distributions of approximately $1.5 million in 2010 and distributions averaging approximately $15.0 million during 2011 to 2014.  We expect to make additional pro rata distributions to fund CPE Inc.’s periodic federal and state income tax payments.  The Rio Tinto members may reduce their ownership in us in an exchange of their common membership units for shares of CPE Inc. common stock.  Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase CPE Inc.’s payment obligations and result in increased pro-rata distributions to CPE Inc.  Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require CPE Inc.’s payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company, or a default by CPE Inc.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the U.S.  These accounting principles require us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, and revenues and expenses, as well as the disclosure of contingent assets and liabilities.  We base our judgments, estimates and assumptions on historical information and other known factors that we deem relevant.  Estimates are inherently subjective, as significant management judgment is required regarding the assumptions utilized to calculate accounting estimates in our consolidated financial statements, including the notes thereto.  Our significant accounting policies are described in Note 3 of Notes to Consolidated Financial Statements in Section 4.  A description of those accounting policies and estimates which we believe are critical to understanding our consolidated financial statements follows.

Revenue Recognition

Revenues from coal sales are recognized when a customer takes delivery of our coal, which usually occurs at the time of shipment from our mine.  Some coal supply agreements provide for price adjustments based on variations in quality characteristics of the coal shipped.  In certain cases, a customer’s analysis of the coal quality is binding and the results of the analysis are received on a delayed basis.  In these cases, we estimate the amount of the quality adjustment and adjust the estimate to actual when the information is provided by the customer.  Historically such adjustments have not been material.

Asset Retirement Obligations

Our AROs arise from the SMCRA and similar state statutes.  These regulations require that we, upon closure of a mine, restore the mine property in accordance with an approved reclamation plan issued in conjunction with our mining permit.

Our AROs are recorded initially at fair value, or the amount at which we estimate we could transfer our future reclamation obligations to informed and willing third parties.  We use estimates of future third party costs to arrive at the AROs because the fair value of such costs generally reflects a profit component.  It has been our practice, and we anticipate it will continue to be our practice, to perform a substantial portion of the reclamation work using internal resources.  Hence, the estimated costs used in determining the carrying amount of our AROs may exceed the amounts that are eventually paid for reclamation costs if the reclamation work is performed using internal resources.

To determine our AROs, we calculate on a mine-by-mine basis the present value of estimated future reclamation cash flows based upon each mine’s permit requirements, estimates of the current disturbed acreage subject to reclamation, which is based upon approved mining plans, estimates of future reclamation costs and assumptions regarding the mine’s productivity, which are based on engineering estimates that include estimates of volumes of earth and topsoil to be moved, the use of particular pieces of large mining equipment to move the earth and the operating costs for those pieces of equipment.  These cash flow estimates are discounted at the credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected life of the mine.

The amount initially recorded as an ARO for a mine may change as a result of mining permit changes granted by mining regulators, changes in the timing of mining activities and the mine’s productivity from original estimates and changes in the estimated costs or the timing of reclamation activities.  We periodically update estimates of cash expenditures to meet each mine’s reclamation requirements and we adjust the ARO in accordance with U.S. GAAP, which generally requires a measurement of the present value of any increase in estimated reclamation costs using the current credit-adjusted, risk-free interest rate based on U.S. Treasury bonds with a maturity similar to the expected remaining life of the mine.  Adjustments to the ARO for decreases in the estimated amount of reclamation costs are measured using the credit-adjusted, risk-free interest rate as of the date of the initial recognition of the ARO.  Annually, we analyze AROs on a mine-by-mine basis and, if necessary, adjust the balance to take into account any changes in estimates.

Impairment of Long-Lived Assets

We evaluate the recorded amounts of our long-lived assets, other than goodwill, whenever events or circumstances indicate that the carrying amount of a particular asset may not be recoverable.  An impairment loss is required to be recognized when the undiscounted estimated cash flows attributable to an asset are less than the carrying amount of the asset.  Goodwill is evaluated annually for impairment during the fourth quarter of the year, or more frequently if circumstances indicate an impairment may have occurred.

When an impairment condition exists, the asset is written down to its fair value, which may be determined using discounted cash flow techniques.  Such techniques involve estimating both the amount and timing of the cash flows and require judgment in determining the appropriate discount rate.  Significant adverse changes to our business environment, interest rates and future cash flows could lead to the recognition of impairment charges in future periods, and those charges could be material.

Federal Coal Leases

Upon the effective date of federal coal leases, pursuant to which payments are required to be paid in five equal annual installments, we recognize an asset for the related mineral rights in property, plant and equipment and a corresponding liability for our future payment obligations in long-term debt.  The amount recognized as an asset is the sum of the initial installment due at the effective date of the lease and the amount recognized in long-term debt, which reflects the present value of the remaining installments.  We determine the present value of the remaining installments using an estimate of the credit-adjusted, risk-free rate that reflects our credit rating.  Interest is recognized over the term of the lease based on the imputed interest rate that was used to determine the initial long-term debt amount on the effective date.  Such interest may be capitalized while activities are in progress to prepare the acquired coal reserves for mining.  The mineral rights asset recorded at the effective date is eventually recognized in depreciation and depletion expense using the units-of-production method over the period the related coal reserves are mined.

Share-Based Compensation

We measure the cost of employee share-based awards based on fair value.  This cost generally is recognized over the time period that the recipient of a share-based compensation award is required to provide service, typically the vesting period.  We estimate the fair value of certain share-based payment awards as of the grant date using a Black-Scholes option valuation model.  Estimates are required to determine inputs to the valuation model, such as the expected volatility of the underlying share price over the expected term of the option, the expected term of the option, and the risk-free interest rate.  Changing any of the model inputs could significantly change the valuation of the share-based award at the applicable measurement date.  We are required to estimate the awards that we ultimately expect to vest and to adjust share-based compensation expense for the effects of estimated forfeitures of awards over the expense recognition period.  See Note 14 of Notes to Consolidated Financial Statements in Section 4.

Recent Accounting Pronouncements

In June 2009, the FASB updated certain provisions of Accounting Standards Codification Topic 810.  These provisions require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity and to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity.  These provisions are effective for our fiscal year ended beginning

January 1, 2010.  We are currently evaluating the impact that the new standards may have on our consolidated financial statements.

Seasonality

Our business has historically experienced only limited variability in its results due to the effect of seasons.  Demand for coal-fired power can increase due to unusually hot or cold weather, as power consumers use more air conditioning or heating.  Conversely, mild weather can result in softer demand for our coal.  Adverse weather conditions, such as blizzards or floods, can impact our ability to mine and ship our coal, and our customers’ ability to take delivery of coal.

Quantitative and Qualitative Disclosures About Market Risk

We define market risk as the risk of economic loss as a consequence of the adverse movement of market rates and prices.  We believe our principal market risks are commodity price risk and interest rate risk.

Commodity Price Risks

Market risk includes the potential for changes in the market value of our coal portfolio.  Due to the lack of quoted market prices and the long-term nature of our forward sales position, we have not quantified the market risk related to our coal supply agreements.  As of December 31, 2009, substantially all of our planned 2010 production had been sold.  As a result, our 2010 commodity price risk is limited, assuming our customers take and pay for the coal volumes as set forth in our contracts.  Historically, we have principally managed the commodity price risk for our coal contract portfolio through the use of long-term coal supply agreements of varying terms and durations, rather than through the use of derivative instruments.

We also face price risk involving other commodities used in our production process.  We believe that price risks associated with diesel fuel and explosives are significant because of the recent price fluctuations for these commodities.  If we assume that we use the same quantities of these commodities in 2010 as we did in 2009 and further assume that the average costs of diesel fuel and explosives increase by 30%, we would incur additional fuel and explosive costs of approximately $14.9 million and $13.1 million in 2010.  Historically, we have not hedged commodities such as diesel fuel.  We may enter into hedging arrangements in the future.

Interest Rate Risk

Our credit facility is subject to an adjustable interest rate.  See “—Liquidity and Capital Resources—Senior Secured Revolving Credit Facility” above.  We had no outstanding borrowings under our credit facility as of December 31, 2009.  To the extent that we borrow under the revolving credit facility, we may be subject to increased sensitivity to interest rate movements as they relate to our ability to repay our debt.  Any future debt arrangements that we enter into may also require borrowings at adjustable interest rates that may increase our sensitivity to interest rate movements.

Section 4.  Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

To the Members of Cloud Peak Energy Resources LLC:

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in equity and cash flows present fairly, in all material respects, the financial position of Cloud Peak Energy Resources LLC and its subsidiaries (the “Company”) at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Decker Coal Company, a 50% joint venture, to which the Company applies proportional consolidation, which statements reflect total assets of $95,591,270 and $96,516,919 as of December 31, 2009 and 2008, respectively, and total revenues of $59,681,540, $83,508,061 and $76,232,415 for each of the three years in the period ended December 31, 2009 (of which the Company reflects its 50% proportionate share of the joint venture in the accompanying consolidated financial statements). Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Decker Coal Company, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

March 31, 2010

Report of Independent Registered Public Accounting Firm

The Venturers
Decker Coal Company (A Joint Venture):

We have audited the balance sheets of Decker Coal Company (A Joint Venture) (the Company) as of December 31, 2009 and 2008, and the related statements of earnings and comprehensive income, joint venture deficit, and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decker Coal Company (A Joint Venture) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Omaha, Nebraska

February 5, 2010

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$268,316	$15,935
Restricted cash	80,180	—
Accounts receivable, net	82,809	79,451
Due from related parties	8,445	—
Inventories, net	64,199	55,523
Deferred income taxes	—	33,602
Other assets	6,431	9,751
Current assets of discontinued operations	—	56,979
Total current assets	510,380	251,241
Property, plant and equipment, net	987,143	927,910
Intangible assets, net	3,197	31,916
Goodwill	35,634	35,634
Other assets	39,657	8,301
Noncurrent assets of discontinued operations	—	530,189
Total assets	$1,576,011	$1,785,191
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$57,304	$55,503
Royalties and production taxes	102,912	96,060
Accrued expenses	47,596	42,401
Due to related parties	—	12,763
Current portion of other long-term debt	55,282	71,860
Current liabilities of discontinued operations	—	65,258
Total current liabilities	263,094	343,845
Senior notes	595,321	—
Other long-term debt, net of current portion	123,085	137,666
Asset retirement obligations, net of current portion	175,940	164,234
Deferred income taxes	—	86,320
Other liabilities	20,002	5,998
Noncurrent liabilities of discontinued operations	—	61,962
Total liabilities	1,177,442	800,025
Commitments and contingencies (Note 15)
Equity
Managing member’s equity	216,857	—
Rio Tinto members’ equity	202,728	989,674
Accumulated other comprehensive loss	(21,016)	(4,508)
Total members’ equity	398,569	985,166
Total liabilities and members’ equity	$1,576,011	$1,785,191

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Revenues	$1,398,200	$1,239,711	$1,053,168
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	933,489	894,036	755,280
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Selling, general and administrative expenses	69,835	70,485	50,003
Asset impairment charges	698	2,551	18,297
Total costs and expenses	1,143,197	1,114,775	950,437
Operating income	255,003	124,936	102,731
Other income (expense)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Other, net	9	1,715	274
Total other expense	(5,663)	(15,796)	(33,354)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	249,340	109,140	69,377
Income tax provision	(64,026)	(25,318)	(18,050)
Earnings from unconsolidated affiliates, net of tax	1,374	4,518	2,462
Income from continuing operations	186,688	88,340	53,789
Income (loss) from discontinued operations, net of tax	211,078	(25,215)	(21,482)
Net income	$397,766	$63,125	$32,307

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(dollars in thousands)

	Managing Member’s Equity	Rio Tinto Members’ Equity	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2006	$—	$291,706	$(1,851)	$289,855
Comprehensive income
Net income	—	32,307	—	32,307
Decker pension adjustments, net of tax	—	—	113	113
Total comprehensive income				32,420
Stock compensation, net of tax	—	1,727	—	1,727
Cumulative effect of adoption of change in accounting principle	—	(280)	—	(280)
Dividend to former parent	—	(2,466)	—	(2,466)
Costs incurred by affiliates	—	13,705	—	13,705
Balances at December 31, 2007	—	336,699	(1,738)	334,961
Comprehensive income
Net income	—	63,125	—	63,125
Decker pension adjustments, net of tax	—	—	(2,770)	(2,770)
Total comprehensive income				60,355
Stock compensation, net of tax	—	1,033	—	1,033
Dividend to former parent	—	(3,956)	—	(3,956)
Conversion of RTA Facility to equity	—	547,382	—	547,382
Costs incurred by affiliates	—	31,216	—	31,216
Pension transition adjustment, net of tax	—	(687)	—	(687)
Discontinued operations distribution	—	14,862	—	14,862
Balances at December 31, 2008	—	989,674	(4,508)	985,166
Comprehensive income
Net income	12,675	385,091	—	397,766
Decker pension adjustments	—	—	2,136	2,136
Retiree medical plan initiation and adjustment	—	—	(16,020)	(16,020)
Total comprehensive income				383,882
Stock compensation, net of tax	—	1,180	—	1,180
Cash distribution to former parent	—	(8,477)	—	(8,477)
Costs incurred by affiliates	—	8,542	—	8,542
Distribution of Jacobs Ranch mine sale proceeds	—	(764,122)	—	(764,122)
IPO structuring transactions	—	(3,815)	—	(3,815)
Distribution of senior notes proceeds	—	(309,704)	—	(309,704)
RTEA deconsolidation	—	108,541	(2,624)	105,917
Transfer between members	204,182	(204,182)	—	—
Balances at December 31, 2009	$216,857	$202,728	$(21,016)	$398,569

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2009	2008	2007
Cash flows from continuing operations
Operating activities
Income from continuing operations	$186,688	$88,340	$53,789
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and depletion	97,869	88,972	80,133
Amortization	28,719	45,989	34,512
Accretion	12,587	12,742	12,212
Asset impairment charges	698	2,551	18,297
Earnings from unconsolidated affiliates	(1,381)	(4,518)	(2,462)
Distributions of income from equity investments	4,000	4,750	—
Deferred income taxes	9,546	(18,697)	4,645
Expenses paid by affiliates	—	31,216	13,705
Stock compensation expense	1,919	727	644
Interest expense converted to principal	—	16,755	33,816
Other, net	750	1,336	(247)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,358)	12,609	(17,519)
Inventories, net	(7,638)	(5,707)	(7,045)
Due to or from related parties	102,524	(129,252)	57,162
Other assets	(207)	(4,377)	681
Accounts payable and accrued expenses	28,723	9,715	10,216
Asset retirement obligations	(4,855)	(3,151)	(2,448)
Net cash provided by operating activities from continuing operations	456,584	150,000	290,091
Investing activities
Purchases of property, plant and equipment	(119,742)	(138,104)	(91,499)
Payment on refundable deposit	—	(11,806)	(24,397)
Return of refundable deposit	—	33,156	—
Restricted cash deposit	(80,180)	—	—
Change in cash advances to affiliate	(217,468)	(35,025)	22,850
Other, net	313	(1,880)	2,469
Net cash used in investing activities from continuing operations	(417,077)	(153,659)	(90,577)
Financing activities
Borrowings on long-term debt	595,284	40,000	—
Repayments on other long-term debt	(68,583)	(39,415)	(145,175)
Payment of debt issuance costs	(26,585)	—	—
Distributions to Rio Tinto America	(1,082,303)	(3,448)	(2,465)
Net cash used in financing activities from continuing operations	(582,187)	(2,863)	(147,640)
Net cash provided by (used in) continuing operations	(542,680)	(6,522)	51,874
Cash flows from discontinued operations
Net cash from operating activities	36,029	50,320	30,795
Net cash from investing activities	759,032	(41,231)	(72,923)
Net cash from financing activities	—	(10,248)	(5,715)
Net cash provided by (used in) discontinued operations	795,061	(1,159)	(47,843)
Net increase (decrease) in cash and cash equivalents	252,381	(7,681)	4,031
Cash and cash equivalents at beginning of year	15,935	23,616	19,585
Cash and cash equivalents at end of year	$268,316	$15,935	$23,616

See Note 19 for supplemental cash flow information.

The accompanying notes are an integral part of these consolidated financial statements.

CLOUD PEAK ENERGY RESOURCES LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Business

Cloud Peak Energy Resources LLC (“CPE Resources”), formerly Rio Tinto Sage LLC, is a Delaware limited liability company that was formed on August 19, 2008 as a wholly-owned subsidiary of Rio Tinto Energy America Inc. (“RTEA”).  During 2008 and 2009, RTEA contributed to CPE Resources substantially all of the assets used in RTEA’s western U.S. coal business.  On November 19, 2009, RTEA transferred a 51.0% managing member interest in CPE Resources to Cloud Peak Energy Inc. (“CPE Inc.”) in exchange for a promissory note that was repaid on November 25, 2009 using the net proceeds from the initial public offering (the “IPO”) of CPE Inc.’s common stock.  Prior to the IPO, RTEA and CPE Inc. were wholly-owned subsidiaries of Rio Tinto America Inc. (“Rio Tinto America”) and were indirect subsidiaries of Rio Tinto plc (“Rio Tinto”), one of the largest mining companies in the world.  At December 31, 2009, CPE Inc. held a 51.7% controlling interest in CPE Resources, and RTEA and an affiliate (collectively, the “Rio Tinto members”) held the remaining 48.3% noncontrolling interest in CPE Resources.

CPE Resources and its subsidiaries engage in coal mining operations in the Powder River Basin (“PRB”), the lowest cost coal producing region in the U.S., and operate two of the four largest coal mines in the region and in the U.S. CPE Resources operates three surface coal mines, of which two are in Wyoming and one is in Montana, and owns a 50% interest in another surface coal mine in Montana.  CPE Resources produces sub-bituminous steam coal with low sulfur content and sells the coal primarily to electric utility companies, which use the coal as fuel for electricity generation.

“Cloud Peak Energy,” “we,” “us,” “our” or the “Company” refer collectively to CPE Resources and its consolidated subsidiaries.  Those terms also include RTEA with respect to periods prior to the IPO, when RTEA was the parent company of CPE Resources and other entities that operated its western U.S. coal business.

2.  Basis of Presentation

Principles of Consolidation

Our consolidated financial statements present the financial position, results of operations and cash flows of our business, which was controlled by Rio Tinto, through RTEA, prior to the IPO.  For dates and periods prior to the IPO, our consolidated financial statements present RTEA as the parent company (the “former parent”) and reflect allocations of certain costs incurred by other Rio Tinto affiliates.  For dates and periods following the IPO, our consolidated financial statements present CPE Resources as the parent company and do not include RTEA or any other entities controlled by Rio Tinto.

We consolidate the accounts of entities in which we have a controlling financial interest under the voting control model and consolidate the accounts of variable interest entities for which we are the primary beneficiary.  We account for our 50% interest in Decker Coal Company (“Decker”) using the proportionate consolidation method, whereby our share of Decker’s assets, liabilities, revenues and expenses are included in our consolidated financial statements.  Investments in other entities that we do not control, but have the ability to exercise significant influence over the investee’s operating and financial policies, are accounted for under the equity method.  The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the U.S. (“U.S. GAAP”).  All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Initial Public Offering and Related IPO Structuring Transactions

In anticipation of an IPO or divestment transaction, substantially all assets used in Rio Tinto’s western U.S. coal business were transferred to CPE Resources during 2008 and 2009, including Cloud Peak Energy Services Company (formerly known as Rio Tinto Energy America Services Company), or CPESC, which employs personnel who operate the business of CPE Resources.  On November 19, 2009, the initial public offering of CPE Inc.’s common stock became effective and CPE Inc. acquired from RTEA 30,600,000 common membership units in CPE Resources, representing 51.0% of the 60,000,000 common membership units then outstanding.  The Rio Tinto members retained the remaining 49.0% interest in CPE Resources.  The CPE Resources limited liability company agreement was amended in connection with the IPO to designate CPE Inc. as the managing member of CPE Resources.  As amended, the limited liability company agreement provides for CPE Inc., as managing member, to control the activities of CPE Resources.  The Rio Tinto members retained certain protective rights to approve certain activities that are not in the ordinary course of business, but these rights do not preclude CPE Inc.’s ability to control the activities of CPE Resources.

In connection with the IPO, CPE Inc., CPE Resources, RTEA and other Rio Tinto affiliates entered into transactions pursuant to several agreements that affected certain existing obligations of the respective parties and required adjustments to certain assets and liabilities of CPE Resources.  These transactions were arranged while the parties were under common control by Rio Tinto and, accordingly, were accounted for as equity transactions.  The following transactions resulted in a $3.8 million net charge to Rio Tinto members’ equity:

•                  All existing intercompany receivables and payables between CPE Resources (including its subsidiaries) and Rio Tinto America (including its subsidiaries other than CPE Resources and its subsidiaries) were cancelled in anticipation of the IPO.  These intercompany accounts aggregated to a $19.2 million net receivable from Rio Tinto as of the date of cancellation.  In addition, we recorded a payable to Rio Tinto of $1.1 million related to the working capital adjustment specified in the IPO structuring agreements with Rio Tinto.

•                  Rio Tinto agreed to pay self-insured employee health insurance claims incurred prior to November 19, 2009, settle all liabilities for cash-settled stock compensation and reimburse CPE Resources for a pro-rata portion of certain employee bonuses expected to be paid in 2010.  CPE Resources reduced its accrued liabilities for health insurance claims and cash-settled stock compensation by $5.1 million and $1.3 million, respectively, and recorded a $10.1 million receivable from Rio Tinto for bonus reimbursements, reflecting the amounts we estimate Rio Tinto will pay pursuant to these arrangements.

CPE Inc.’s use of the net IPO proceeds to repay a promissory note that was issued on November 19, 2009 to acquire a 51.0% interest in CPE Resources resulted in an increase in the income tax basis of such interest.  CPE Inc. and RTEA entered into a Tax Receivable Agreement, pursuant to which CPE Inc. generally is required to pay to RTEA 85% of the income tax savings that it realizes in the future from the increase in tax basis.  See “Tax-Related Obligations of CPE Inc.” in Note 15.

On November 17, 2009, CPE Resources declared a cash distribution to RTEA in anticipation of its senior notes offering (see Note 9).  CPE Resources made payments to RTEA totaling $309.7 million pursuant to this declaration and a related working capital adjustment prior to December 31, 2009.  These distributions were charged to former parent’s equity.

As a result of CPE Inc.’s acquisition of the controlling interest in CPE Resources from RTEA, effective November 19, 2009, RTEA is no longer our parent company.  The consolidated statement of equity includes a $108.5 million increase in former Rio Tinto members’ equity to reflect the elimination of RTEA’s accounts, consisting primarily of deferred income tax liabilities, accrued royalties and production taxes related to the Jacobs Ranch mine and payables to other Rio Tinto affiliates.  In addition, a $2.6 million charge to accumulated other comprehensive loss was recorded to reflect the derecognition of certain tax benefits that RTEA previously had recognized in other comprehensive income.

Variable Interest Entities

A variable interest entity (“VIE”) generally is an entity that is designed to have one or more of the following characteristics: (a) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support; (b) as a group, the holders of equity at risk do not have all the characteristics of a controlling financial interest in the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.  A VIE is required to be consolidated in the financial statements of the entity that is determined to be the primary beneficiary of the VIE.  The primary beneficiary generally is the entity that will receive a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns or both.

Prior to the IPO, RTEA was the primary beneficiary of CPESC, which was a wholly-owned subsidiary of Rio Tinto America.  We determined that CPESC was a VIE, primarily because substantially all of CPESC’s activities were conducted on behalf of RTEA.  We determined that RTEA was the primary beneficiary of CPESC, because RTEA was the Rio Tinto affiliate that was most closely associated with CPESC.  As a result, RTEA included CPESC in its consolidated financial statements prior to the IPO.  In connection with the IPO structuring transactions, Rio Tinto America contributed CPESC to CPE Resources and we now consolidate CPESC based on voting control.

Prior to October 7, 2008, we were the primary beneficiary of Colowyo Coal Company, L.P. (“Colowyo”), a VIE with coal mining operations in Colorado.  We distributed our equity interests in Colowyo to Rio Tinto America on October 7, 2008, and report the operations of Colowyo prior to that date in discontinued operations (see Note 4).

Pre-IPO Expense Allocations

For periods prior to the IPO, our consolidated financial statements include allocations of certain general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates.  Rio Tinto America provided various services and other support to the Company, including tax, treasury, corporate secretary, legal, procurement, information systems and technology, human resources, accounting and insurance/risk management in the ordinary course of business.  RTA charged us for such services on a unit cost or cost allocation basis, such as per invoice processed, proportion of information technology users, share of time or based on a combination of factors, including revenue, operating expenses and head count.  Our consolidated financial statements for periods prior to the IPO also reflect allocations of Rio Tinto’s headquarters costs, including costs for technology and innovation, corporate governance, community and external relations, investor relations, human resources and Rio Tinto’s Energy and Minerals product group.  The allocations were based on a percentage of operating expenses or revenue.  We believe that the allocation methodologies reflected in these consolidated financial statements, as described above, were reasonable; however, the allocated expenses are not necessarily indicative of the expenses that would have been incurred if we had been a separate, independent entity.

Our consolidated statements of operations include allocations of general and administrative expenses incurred by Rio Tinto America and other Rio Tinto affiliates totaling $20.7 million, $25.4 million and $24.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.  Of these amounts, $15.8 million, $21.0 million and $20.3 million for the years ended December 31, 2009, 2008 and 2007, respectively, are included in selling, general and administrative expenses.  The remaining $4.9 million, $4.4 million and $4.2 million, for the years ended December 31, 2009, 2008 and 2007, respectively, are included in cost of product sold.  Also included in selling, general and administrative expenses are costs incurred as a result of actions to divest our business, either through a trade sale or an initial public offering, of $18.3 million and $25.8 million for the years ended December 31, 2009 and 2008, respectively.

Reclassifications

Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation.

3.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Significant estimates in these consolidated financial statements include allowances for inventory obsolescence, share-based compensation expense, useful lives of long-lived assets, assumptions about the amount and timing of future cash flows and related discount rates used in determining asset retirement obligations and in testing long-lived assets and goodwill for impairment, and the recognition and measurement of income tax benefits and related deferred tax asset valuation allowances.  Actual results could differ materially from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.  Money market funds that meet all qualifying criteria for a money market fund under the Investment Company Act of 1940 are considered to be cash equivalents.

Restricted Cash

Restricted cash consists of cash and cash equivalents held in accounts that are subject to contractual restrictions on our ability to withdraw funds.  We classify restricted cash as a current asset when we have the contractual right and economic ability to withdraw funds from the restricted cash account within one year from the balance sheet date.  We may use restricted cash balances to collateralize surety bonds that secure our performance under certain of our reclamation obligations.  Our surety bonds permit us to provide cash or letters of credit as collateral.  In determining whether we have the ability to withdraw funds from restricted cash accounts, we consider the available capacity under our revolving credit facility, our forecasted cash flows and other relevant information.

Allowance for Doubtful Accounts Receivable

We determine an allowance for doubtful accounts based on the aging of accounts receivable, historical experience and management judgment.  We write off accounts receivable against the allowance when we determine a balance is uncollectible and we no longer continue to actively pursue collection of the receivable.  Based on our assessment of the above criteria, there was no allowance for doubtful accounts at December 31, 2009 and 2008.

Inventories, Net

Materials and Supplies

We state materials and supplies at the lower of average cost or net realizable value.  We establish allowances for excess or obsolete materials and supplies inventory based on prior experience and estimates of future usage.

Stockpiles and Finished Product (“Coal Inventory”)

We state our coal inventory, which consists of coal stockpiles that may be sold in their current condition or may be further processed prior to shipment to a customer, at the lower of average cost or net realizable value.  Net realizable value represents the estimated future sales price based on spot coal prices and prices under long-term contracts, less the estimated costs to complete production and bring the product to sale.  The cost of coal inventory reflects mining costs incurred up to the point of stockpiling the coal and includes labor, supplies, equipment, applicable operating overhead and depreciation, depletion and amortization related to mining operations.

Property, Plant and Equipment

Plant and Equipment

We state plant and equipment at cost, less accumulated depreciation.  Plant and equipment used in mining operations that are expected to remain in service for the life of the related mine are depreciated using the units-of-production method based on proven and probable reserves.  Depreciation of other plant and equipment is computed using the straight-line method over the following estimated useful lives:

Buildings and improvements	5 to 25 years
Machinery and equipment	3 to 20 years
Furniture and fixtures	3 years

Capitalization of Interest

We capitalize interest costs on accumulated expenditures incurred in preparing capital projects for their intended use.

Mine Development Costs

We capitalize costs of developing new mines where proven and probable reserves exist.  We amortize mine development costs using the units-of-production method based on proven and probable reserves that are associated with the property being developed.  Costs may include construction permits and licenses; mine design; construction of access roads, slopes and main entries; and removing overburden and waste materials to access the coal ore body in a new pit prior to the production phase, which commences when saleable coal, beyond a de minimis amount, is produced.  Where multiple pits exist at a mining operation, overburden removal costs are capitalized if such costs are for the development of a new area that is separate and distinct from the existing production phase mines.  Overburden removal costs that relate to the enlargement of an existing pit are expensed as incurred.  Overburden removal costs incurred during the production phase are included as a cost of inventory to be recognized in cost of product sold in the same period as the revenue from the sale of inventory.  Additionally, mine development costs include the costs associated with asset retirement obligations.  Mine development costs are included in land, improvements and mineral rights in property, plant and equipment, net.

Asset Retirement Obligations and Remediation Costs

We recognize liabilities for asset retirement obligations (“AROs”) where we have legal obligations associated with the retirement of long-lived assets.  We recognize AROs at fair value at the time the obligations are incurred.  The Company’s AROs generally are incurred when a mine site is disturbed by mining activities and as the extent of disturbance increases.  AROs reflect costs associated with legally required mine reclamation and closure activities, including earthwork, revegetation and demolition and are estimated based upon detailed engineering calculations of the amount and timing of the future cash spending for a third party to perform the required work.  Spending estimates are adjusted for estimated inflation and discounted at a credit-adjusted, risk-free interest rate.  The ARO amount is capitalized as part of the related mining property upon initial recognition and is included in depreciation and depletion expense using the units-of-production method based on proven and probable reserves.  As changes in estimates occur (such as changes in estimated costs or timing of reclamation activities resulting from mine plan revisions), the ARO liability and related asset are adjusted to reflect the updated estimates.  Increases in ARO liabilities resulting from the passage of time are recognized as accretion expense by applying the credit-adjusted, risk-free interest rate that existed when the liability was initially measured to the amount of the liability at the beginning of the period.  Other costs related to environmental remediation are charged to expense as incurred.

Coal Reserves and Mineral Rights

We state our coal reserves at cost, less accumulated depletion.  The cost of coal reserves includes, where applicable, the present value of payments required under leases that convey mineral rights, based on our estimate of the credit-adjusted, risk-free interest rate at inception of the lease.  We compute depletion of coal reserves and mineral rights using the units-of-production method based on proven and probable reserves.  Coal reserves and mineral rights are included in land, improvements and mineral rights in property, plant and equipment, net.

Repairs and Maintenance

We capitalize costs associated with major renewals and improvements.  Expenditures to replace or completely rebuild major components of major equipment, which are required at predictable intervals to maintain asset life or performance, are capitalized.  These major components are capitalized separately from the major equipment and depreciated according to their own estimated useful life, rather than the estimated useful life of the major equipment.  All other costs of repairs and maintenance are charged to expense as incurred.

Exploration Costs

We expense as incurred all costs incurred directly in identifying new resources and in converting existing resources to reserves at development and production stage projects.  Exploration costs of $1.2 million, $1.4 million and $816,000 for the years ended December 31, 2009, 2008 and 2007, respectively, are included in cost of product sold.

Impairment

We evaluate the recoverability of our long-lived assets when events or changes in circumstances indicate that the carrying amount of property, plant and equipment may not be recovered over its remaining service life.  An asset impairment charge is recognized when the sum of estimated future cash flows associated with the operation and disposal of the asset, on an undiscounted basis, is less than the carrying amount of the asset.  An impairment charge is measured as the amount by which the carrying amount of the asset exceeds its fair value.  Fair value is measured using discounted cash flows based on estimates of coal reserves, coal prices, operating expenses and capital costs, or by reference to observable comparable transactions or replacement cost data.

Intangible Assets

We state intangible assets at cost, less accumulated amortization.  The cost of intangible assets consists of the fair value assigned to favorable long-term coal supply contracts in connection with business combinations and is amortized based on deliveries over the terms of the contracts.  The remaining weighted-average amortization period at December 31, 2009 is less than one year.  Intangible assets are subject to evaluation for potential impairment if an event occurs or a change in circumstances indicates the carrying amount may not be recoverable.

Goodwill

We assess the carrying amount of goodwill for impairment annually during the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.  We assess goodwill for possible impairment using a two-step method in which we compare the carrying amount of each reporting unit to its fair value.  If the carrying amount of a reporting unit exceeds its fair value, we perform an analysis to determine the fair values of the assets and liabilities of the reporting unit to determine whether the implied goodwill of that reporting unit has been impaired.  We determine the fair value of our reporting units utilizing estimated future discounted cash flows based on estimates of proven and probable reserves, coal prices and operating costs, consistent with assumptions that we believe marketplace participants would use in their estimates of fair value.  The carrying amount of our goodwill does not include any accumulated impairment losses.

Pensions and Other Postretirement Benefits

Our employees participate in defined contribution retirement plans, which require us to make contributions based on a percentage of compensation or to match employee contributions, subject to limitations.  We recognize compensation expense for our required contributions as incurred.

Prior to the IPO, our employees, which do not include Decker employees, participated in a defined benefit retirement plan sponsored by Rio Tinto America.  Periodic costs pertaining to this plan were allocated to us by Rio Tinto America on a basis of projected benefit obligation with respect to financing costs and on the basis of actuarial determinations for current and prior service costs.  Our employees ceased to participate in this plan as a result of the IPO, and we have not assumed any pension obligations associated with this plan.

Prior to the IPO, our employees participated in a defined benefit postretirement welfare plan sponsored by Rio Tinto America.  This plan provided for retired employees and their beneficiaries and dependents who meet eligibility requirements to receive medical, dental and life insurance benefits, subject to certain cost-sharing features, such as deductibles and coinsurance.  We recognized a net periodic postretirement benefit cost for our required contribution to this plan based on actuarial cost data and an allocation from Rio Tinto America.  Our employees ceased to participate in this plan; however, we agreed to sponsor, effective January 1, 2010, a new postretirement medical plan that provides retiree medical benefits for our employees.  We account for this plan in accordance with U.S. GAAP requirements for postretirement benefits other than pension benefits.

Decker’s employees participate in a defined benefit retirement plan sponsored by Decker, which is accounted for in accordance with U.S. GAAP requirements for defined benefit pension plans.

Accrued Liabilities

Litigation

We account for contingent liabilities related to litigation, claims and assessments based on the specific facts and circumstances and our experience with similar matters.  We record our best estimate of a loss when the loss is considered probable and the amount of loss is reasonably estimable.  When a loss is probable and there is a range of the estimated loss with no best estimate in the range, we record our estimate of the minimum liability.  As additional information becomes available, we assess the potential liability and revise our estimates.

Workers’ Compensation

For our employees in Wyoming, workers’ compensation insurance is provided through a state fund program.  We contribute to this program through our payroll function by applying the assessed state rate to gross payroll, which is adjusted prospectively based on our workers’ compensation historical incident rating.

For our employees in Colorado and Montana, workers’ compensation insurance is provided under a self-insured workers’ compensation program.  Our insurance coverage generally provides that we assume a portion of the risk in the form of a deductible.  We accrue the estimated cost of our self-insurance retentions for workers’ compensation based on historical data, adjusted for actual claim settlements and reported claims.

Share-Based Compensation

We measure compensation cost of share-based employee compensation based on the fair value of the award and recognize that cost over the period during which the recipient is required to provide services in exchange for the award, typically the vesting period.  For equity awards, compensation cost is measured based on grant-date fair value of the award.  The fair value of certain share-based payment awards is estimated using a Black-Scholes option valuation model.  Prior to the IPO, certain of our employees participated in share-based compensation plans sponsored by Rio Tinto.  As a result of the IPO, the awards granted by Rio Tinto became vested in accordance with the employee separation provisions contained in the original terms of the awards.

Income Taxes

We account for income taxes using a balance sheet approach in accordance with U.S. GAAP.  Deferred income taxes are provided for temporary differences arising from differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates expected to be in effect when the related taxes are expected to be paid or recovered.  A valuation allowance is established if it is more likely than not that a deferred tax asset will not be realized.  In determining the appropriate valuation allowance, we consider projected realization of tax benefits based on expected levels of future taxable income, available tax planning strategies and our overall deferred tax position.  We recognize the benefit of uncertain tax positions at the greatest amount that is determined to be more likely than not of being realized.  Interest and penalties related to income tax matters are included in income tax expense in the consolidated statements of operations.

Prior to the IPO, we were a member of a consolidated federal tax group and were party to a federal tax sharing agreement with the other members of the consolidated federal tax group.  However, for the purposes of our pre-IPO consolidated financial statements, which were prepared on a carve-out basis, our current and deferred income taxes were calculated on a stand-alone income tax return basis.  Differences arose as a result of computing our federal income taxes pursuant to the federal tax sharing agreement and on a stand-alone income tax return basis for the carve-out consolidated financial statements.  For the years ended December 31, 2008 and 2007, income taxes recognized in the carve-out consolidated financial statements exceeded income taxes pursuant to the tax sharing agreement by $29.6 million and $509,000, respectively.  These amounts are presented as capital contributions within Rio Tinto members’ equity, as the amounts will not be paid by us.

For periods following the IPO, the amounts reported in our consolidated financial statements pertain to CPE Resources and its subsidiaries, which are non-taxable entities, except for certain corporate subsidiaries that may incur nominal income taxes.  Accordingly, we generally do not recognize any significant income taxes in our consolidated financial statements for periods following the IPO.

Revenue Recognition

We recognize revenue from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, title has transferred to the customer and collection of the sales price is reasonably assured.

Coal sales revenues include sales to customers of coal produced at our facilities and coal purchased from other companies.  Coal sales are made to our customers under the terms of coal supply agreements, most of which have a term greater than one year.  Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the time the coal is shipped, which is the point at which revenue is recognized.  Certain contracts provide for title and risk of loss transfer at the point of destination, in which case revenue is recognized at destination.

Coal sales contracts typically contain coal quality specifications.  With coal quality specifications in place, the raw coal sold by us to the customer at the delivery point must be substantially free of magnetic material and other foreign material impurities, and crushed to a maximum size as set forth in the respective coal sales contract.  Prior to billing the customer, price adjustments are made based on quality standards that are specified in the coal sales contract, such as British thermal unit factor, moisture, ash and sodium content, and can result in either increases or decreases in the value of the coal shipped.

Transportation costs are included in cost of product sold, and amounts we bill to our customers for transportation are recognized as gross amounts in revenues.

Discontinued Operations

We report items within discontinued operations in the consolidated statements of operations when the operations and cash flows of a particular component (defined as operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity) have been eliminated from our ongoing operations as a result of a disposal transaction, and we will no longer have any significant continuing involvement in the operations of that component.  See Note 4 for additional information about discontinued operations.

Segment Information

We review, manage and operate our business as a single operating segment - coal production.  We produce low sulfur, steam coal from surface mines located in the Powder River Basin in Wyoming and Montana that we sell to electric utilities and industrial customers.  We have determined that we have one operating segment, primarily based on our chief operating decision maker assessing our performance and allocating resources based on our consolidated financial information.

Recent Accounting Pronouncements

In June 2009, the FASB updated certain provisions of Accounting Standards Codification Topic 810.  These provisions require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a VIE and require ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.  These provisions are effective for our fiscal year beginning January 1, 2010.  We are currently evaluating the impact that the new standards may have on our consolidated financial statements.

4.  Discontinued Operations

Sale of Jacobs Ranch Mine

Effective March 8, 2009, we entered into an agreement to sell our membership interest in Jacobs Ranch Coal LLC, which owned and operated the Jacobs Ranch coal mine, to Arch Coal, Inc. for cash consideration of $761.0 million, subject to certain adjustments as of the closing date.  The sale closed on October 1, 2009, resulting in gross sales proceeds of $768.8 million, which were distributed to Rio Tinto America, and a pre-tax gain on sale of $264.8 million.  The Jacobs Ranch mine was classified as held for sale and reported as discontinued operations as of March 1, 2009.  As a result, the consolidated financial statements report the financial position, results of operations and cash flows of the Jacobs Ranch mine as discontinued operations in all periods presented.  Included in Jacobs Ranch mine revenues in the table below are sales to our other subsidiaries of $21.9 million, $17.7 million and $12.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.  Sales of coal to our other subsidiaries continued after the closing date under contracts that terminate upon completion of all required shipments in 2010.  We determined that our purchases from the mine after the closing date do not represent significant continuing involvement based primarily on the immateriality of the expected purchases compared to the expected production of the mine and the short duration of the contracts.

Distribution of Colowyo and Uranium Mining Venture

Effective October 7, 2008, RTEA distributed to Rio Tinto America its controlling interests in Colowyo, together with a uranium mining venture undergoing reclamation activities.  The consolidated financial statements report the financial position, results of operations and cash flows of the distributed entities as discontinued operations in all periods presented.  Subsequent to the distribution date, we provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis.  These transitional services were concluded in March 2009.

The liabilities of the entities distributed to Rio Tinto America (including amounts payable to RTEA) exceeded the assets of such entities by $130.1 million on the distribution date.  In December 2008, RTEA distributed to Rio Tinto America receivables due from the distributed entities totaling $115.2 million.  We recorded a $14.9 million net capital contribution in the fourth quarter of 2008 for the amount by which the liabilities of the distributed entities exceeded their assets and the distributed receivables.  The assets and liabilities were transferred at their respective carrying amounts as of the dates of distribution.  No gain or loss was recognized in connection with the distribution.

Income (loss) from discontinued operations, net of tax, presented in the consolidated statements of operations consisted of the following for the years ended December 31 (in thousands):

	2009	2008	2007
Jacobs Ranch Mine
Revenues	$368,640	$478,039	$378,695
Costs and expenses	304,030	482,863	405,544
Income (loss) from discontinued operations, before gain on sale and income taxes	64,610	(4,824)	(26,849)
Gain on sale	264,767	—	—
Income tax (expense) benefit	(118,299)	685	9,688
Income (loss) from discontinued operations, net of taxes	$211,078	$(4,139)	$(17,161)
Colowyo and Uranium Mining Venture
Revenues	$—	$90,678	$138,919
Costs and expenses	—	124,336	149,418
Loss from discontinued operations, before income taxes	—	(33,658)	(10,499)
Income tax benefit	—	12,582	6,178
Loss from discontinued operations, net of taxes	$—	$(21,076)	$(4,321)
Total Discontinued Operations
Revenues	$368,640	$568,717	$517,614
Costs and expenses	304,030	607,199	554,962
Income (loss) from discontinued operations, before gain on sale and income taxes	64,610	(38,482)	(37,348)
Gain on sale	264,767	—	—
Income tax (expense) benefit	(118,299)	13,267	15,866
Income (loss) from discontinued operations, net of taxes	$211,078	$(25,215)	$(21,482)

The table below summarizes the assets and liabilities of the Jacobs Ranch mine classified as discontinued operations in the consolidated balance sheet as of December 31, 2008 (in thousands):

Assets
Current assets
Accounts receivable, net	$23,894
Inventories, net	17,851
Other	15,234
Current assets of discontinued operations	56,979
Property, plant and equipment, net	525,281
Other	4,908
Noncurrent assets of discontinued operations	530,189
Total assets of discontinued operations	$587,168
Liabilities
Current liabilities
Trade accounts payable	$21,370
Accrued and other liabilities	43,888
Current liabilities of discontinued operations	65,258
Asset retirement obligations	40,747
Deferred income taxes	21,215
Noncurrent liabilities of discontinued operations	61,962
Total liabilities of discontinued operations	$127,220

5.  Inventories

Inventories, net consisted of the following at December 31 (in thousands):

	2009	2008
Materials and supplies, net	$60,868	$53,680
Coal stockpiles and finished product	3,331	1,843
	$64,199	$55,523

Materials and supplies are stated net of an obsolescence allowance of $1.3 million and $1.2 million as of December 31, 2009 and 2008, respectively.  The Company recognized a provision to increase the allowance by $973,000, $356,000 and $656,000, and charged inventory costs to the allowance of $897,000, $325,000 and $189,000, for the years ended December 31, 2009, 2008 and 2007, respectively.

6.  Property, Plant and Equipment

Property, plant and equipment, net consisted of the following at December 31 (in thousands):

	2009	2008
Land, improvements and mineral rights	$862,890	$763,862
Mining equipment	701,084	636,350
Construction in progress	13,413	41,916
Other equipment	99,949	97,280
Buildings and improvements	69,124	52,880
	1,746,460	1,592,288
Less: accumulated depreciation and depletion	(759,317)	(664,378)
	$987,143	$927,910

At December 31, 2009 and 2008, the carrying amount of coal reserves, included in land, improvements and mineral rights above, totaled $478.2 million and $429.0 million, respectively.  These amounts included mineral rights of $295.5 million and $253.9 million at December 31, 2009 and 2008, respectively, attributable to areas where the Company was not currently engaged in mining operations and, therefore, the coal reserves are not currently being depleted.

Interest costs capitalized on mine development and construction projects totaled $15.5 million, $6.6 million and $1.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

In 2009, we recognized an impairment charge of $698,000 for costs incurred on an abandoned time-keeping software project.  In 2008, we recognized an impairment charge of $1.01 million for costs incurred on an abandoned production cost efficiency project.

In 2007, upon the announcement that Rio Tinto was exploring options to sell the Company, we abandoned our involvement in Rio Tinto’s aligning business systems project, which included implementation of an information technology software and hardware system.  An asset impairment charge for costs incurred on the project totaling $18.3 million, including estimated accruals for certain unbilled and contingent costs, was recognized in the year ended December 31, 2007.  A $3.1 million reduction of the asset impairment charge was recognized in the year ended December 31, 2008, as a result of favorable changes in estimates and resolution of contingencies.

7.  Intangible Assets

Intangible assets, net consisted of the following at December 31 (in thousands):

	2009	2008
Acquired long-term coal supply contracts	$349,358	$349,358
Less: accumulated amortization	(346,161)	(317,442)
	$3,197	$31,916

At December 31, 2009 and 2008, acquired long-term coal supply contracts consisted of a contract acquired in 1993 that expires in 2010.  We expect the $3.2 million unamortized balance of the contract to be amortized in 2010.

In March 2008, a Decker contract, in which we had a 50% interest, was amended to provide for a reduction in the quantities of coal to be supplied during 2009 through 2012 in exchange for a $12.7 million cash payment from the customer in 2009.  Upon execution of the amendment, we recognized $6.3 million of revenue, representing our 50% interest in the cash to be received in exchange for the relief of the Company’s obligation to supply coal, and amortization expense of $9.2 million, representing the accelerated amortization of our contract rights corresponding to the reduction in coal supply quantities under the amended contract.  As a result of changes in the Decker mine plan in the fourth quarter of 2008, which resulted in lower projected cash flows, we evaluated the recoverability of Decker long-lived assets in December 2008 and determined that the remaining carrying amount of the Decker contract was not recoverable.  Consequently, we recognized a $4.6 million impairment charge to reduce the carrying amount of our remaining contract rights to its estimated fair value of zero.

8.  Investments

Investments are included in other noncurrent assets and have a carrying amount of $4.5 million and $6.4 million at December 31, 2009 and 2008, respectively.  Investments at December 31, 2009 and 2008 consist of our 50% equity investment in Venture Fuels Partnership, a coal marketing company.  During the year ended December 31, 2007, we also held a 26.5% equity interest in NeuCo Inc. and insignificant investments in two other entities.  In October 2008, we disposed of our investment in NeuCo Inc. and recognized a $199,000 loss on disposal, net of tax, which is included in earnings (losses) from unconsolidated affiliates.

The following is condensed financial information for these equity method investments as of and for the years ended December 31 (in thousands):

	2009	2008	2007
Revenues	$83,993	$89,060	$66,105
Net income	4,335	16,530	6,363
Total current assets	9,305	12,937	22,289
Total noncurrent assets	—	—	7,880
Total current liabilities	211	179	12,689
Total noncurrent liabilities	—	—	746

9.  Long-Term Debt

Long-term debt consisted of the following at December 31 (in thousands):

	2009	2008
8.25% Senior Notes due 2017, net of $2,176 unamortized discount	$297,824	$—
8.50% Senior Notes due 2019, net of $2,503 unamortized discount	297,497	—
Total senior notes	$595,321	$—

Federal coal leases	$169,058	$206,250
Other	9,309	3,276
Total other long-term debt	178,367	209,526
Less: current portion of other long-term debt	(55,282)	(71,860)
Other long-term debt	$123,085	$137,666

Senior Notes

Effective November 25, 2009, we and our wholly-owned subsidiary, Cloud Peak Energy Finance Corp., issued the 8.25% Senior Notes due 2017 (“2017 Notes”) and the 8.5% Senior Notes due 2019 (“2019 Notes”), which we refer to collectively as the Senior Notes, in accordance with Rule 144A of the Securities Act of 1933, as amended.  The 2017 Notes and the 2019 Notes each were issued in the aggregate principal amount of $300.0 million, net of original issue discounts of $2.2 million and $2.5 million, respectively, resulting in aggregate proceeds of $595.3 million.  The 2017 Notes and 2019 Notes bear interest at fixed annual rates of 8.25% and 8.50%, respectively, and mature on December 15, 2017 and 2019, respectively.  There are no mandatory redemption or sinking fund payments for the Senior Notes and interest payments are due semi-annually on June 15 and December 15, beginning on June 15, 2010.  Subject to certain limitations, we may redeem the 2017 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2015, or by paying their principal amount thereafter.  Similarly, we may redeem the 2019 Notes by paying specified redemption prices in excess of their principal amount prior to December 15, 2017, or by paying their principal amount thereafter.

Debt issuance costs of approximately $14.2 million were incurred in connection with the issuance of the Senior Notes.  These costs were deferred and are being amortized to interest expense over the respective terms of the Senior Notes using the effective interest method.  Unamortized debt issuance costs of $14.1 million were included in noncurrent other assets at December 31, 2009.

The Senior Notes are required to be jointly and severally guaranteed by all of our existing and future restricted subsidiaries that guarantee our debt under our credit facility.  See “Senior Secured Revolving Credit Facility” below.  Substantially all of our consolidated subsidiaries, excluding Decker Coal Company in which we hold a 50% interest, are considered to be restricted subsidiaries and guarantee the Senior Notes.

The indenture governing the Senior Notes, among other things, limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness and issue preferred equity; pay dividends or distributions; repurchase equity or repay subordinated indebtedness; make investments or certain other restricted payments; create liens; sell assets; enter into agreements that restrict dividends, distributions or other payments from restricted subsidiaries; enter into transactions with affiliates; and consolidate, merge or transfer all or substantially all of their assets and the assets of their restricted subsidiaries on a combined basis.

Senior Secured Revolving Credit Facility

Concurrently with the offering of the Senior Notes, we entered into a $400.0 million senior secured revolving credit facility, or Credit Facility, with a syndicate of lenders, the full amount of which is available for use in connection with loans or the issuance of letters of credit.  The Credit Facility may be expanded at our request, subject to certain conditions and to the extent lenders are willing to extend additional commitments, up to an additional $50.0 million.  Our obligations under the Credit Facility are supported by a guarantee by certain of our restricted subsidiaries.  The Credit Facility matures on December 16, 2013.  As of December 31, 2009, letters of credit totaling $51.8 million and no cash borrowings were outstanding under the Credit Facility.  The letters of credit are used as collateral to secure our obligations to reclaim lands used for mining.  See Note 15.

Lender fees and costs of $15.9 million were incurred in connection with the execution of the Credit Facility.  These costs are being amortized to interest expense over the term of the Credit Facility using the straight-line method.  Unamortized fees and costs of $15.5 million were included in noncurrent other assets at December 31, 2009.

Loans under the Credit Facility bear interest at the greater of the LIBOR or 2.50%, plus an applicable margin based on our credit rating of between 3.25% and 4.25% (4.00% at December 31, 2009).  At our option, the interest rate on loans under the Credit Facility may be based on an alternative base rate of at least 3.50%, and the applicable margins over such alternative base rate are 1.00% less than the applicable margin for LIBOR loans.  We are required to pay the lenders a commitment fee of 0.75% per year on the unused amount of the Credit Facility.  Letters of credit issued under the Credit Facility, unless drawn upon, bear interest at the applicable margin for LIBOR loans from the date at which they are issued.  In addition, in connection with the issuance of a letter of credit we are required to pay the issuing bank a fronting fee of 0.25% plus additional customary administrative fees and expenses.

Our obligations under the Credit Facility are secured by substantially all of our assets and substantially all of the assets of certain of our subsidiaries, subject to certain permitted liens and to customary exceptions for similar coal financings.  We are subject to financial maintenance covenants based on EBITDA (which is defined in the Credit Facility and is not the same as EBITDA presented elsewhere in our consolidated financial statements) requiring us to maintain defined minimum levels of interest coverage and providing for a limitation on our total and first lien senior secured debt leverage ratios.  Specifically, the Credit Facility requires us to maintain a ratio of EBITDA to consolidated net cash interest expense equal to or greater than 2.5 to 1 through December 31, 2010, and 2.75 to 1 thereafter; a ratio of funded debt to EBITDA equal to or less than 3.75 to 1 through December 31, 2010, and 3.5 to 1 thereafter; and a ratio of first lien senior secured debt to EBITDA equal to or less than 1.5 to 1 as long as the Credit Facility is in effect.

Our Credit Facility also requires us to comply with non-financial covenants that restrict certain activities at both the corporate and subsidiary levels and contains customary events of default with customary grace periods and thresholds.  These covenants include restrictions on our ability to incur additional debt and pay dividends, among other restrictive covenants.  Our ability to access the available funds under the Credit Facility may be impaired in the event that we do not comply with the covenant requirements or if we default on our obligations under the agreement.  In addition, under the terms of the Credit Facility, a change in control of Cloud Peak Energy Inc. or CPE Resources would result in an automatic event of default and, unless waived by the required lenders, would result in all obligations under the Credit Facility to become immediately due and payable.  At December 31, 2009, we were in compliance with the covenants contained in our Credit Facility.

Other Long-Term Debt

Federal Coal Leases

The Company’s federal coal leases, as reflected in the consolidated balance sheets, consist of discounted obligations payable to the Bureau of Land Management of the U.S. Department of the Interior under four leases, each of which requires five equal annual payments, as follows (in thousands):

	Annual	Imputed Interest	Principal Balance at December 31
Payment Dates	Payment	Rate	2009	2008
March 1, 2005 – 2009	$29,262	5.5%	$—	$27,751
December 1, 2007 – 2011	3,980	6.8%	7,220	10,490
August 1, 2008 – 2012	50,160	7.5%	130,447	168,009
May 1, 2009 – 2013	9,620	8.7%	31,391	—
			$169,058	$206,250

The Company recognizes imputed interest on federal coal leases based on an estimate of the credit-adjusted, risk-free rate reflecting the Company’s estimated credit rating at the inception of the lease.  Imputed interest for the years ended December 31, 2009, 2008 and 2007 was $14.2 million, $7.9 million and $3.7 million, respectively, of which, $14.1 million, $5.8 million and none, respectively, was capitalized as we prepared to mine the related coal deposits.

Other

Other long-term debt consists of obligations incurred in connection with the acquisitions of land and mineral rights.  At December 31, 2009 and 2008, other long-term debt includes obligations of $3.3 million and $3.2 million, respectively, which bear interest at rates ranging from 6% to 8% and are due upon demand by the respective holder.  As a result, the amounts outstanding at December 31, 2009 and 2008 are included in current portion of other long-term debt on the consolidated balance sheets.  At December 31, 2009, other long-term debt also includes $6.0 million representing the present value at an imputed interest rate of 6.2% of payments due in 2010 through 2013 under contracts for the purchase of mineral rights.

RTA Facility

Prior to its termination in 2008, our credit facility with Rio Tinto America (the “RTA Facility”) allowed us to borrow up to $800.0 million from Rio Tinto America with no specified maturity date.  Borrowings under the RTA Facility were subject to interest, payable quarterly, calculated on the daily average borrowings outstanding during the quarter at a rate equal to the average 3 month U.S. dollar LIBOR plus a margin of 1.5%.  Interest cost related to the RTA Facility was $16.8 million and $37.4 million for the years ended December 31, 2008 and 2007, respectively.  As of December 31, 2007, $37.4 million of accrued interest on the RTA Facility was converted to principal.  Effective September 24, 2008, the RTA Facility was terminated and the then outstanding balance was converted to equity.  The total outstanding principal and accrued interest amount at the effective date of the termination of the RTA Facility of $547.4 million is reflected as a capital contribution in the consolidated statement of equity for the year ended December 31, 2008.

Future Maturities

Aggregate future maturities of long-term debt as of December 31, 2009 are as follows (in thousands):

2010	$55,282
2011	56,134
2012	56,403
2013	10,548
2014 and thereafter	600,000
778,367
Less discount on senior notes	4,679
Total long-term debt	$773,688

Interest expense under financing arrangements, net of amounts capitalized, totaled $6.0 million, $20.4 million and $40.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The approximate fair values of our Senior Notes and federal coal leasing obligations were $603.8 million and $179.7 million, respectively, at December 31, 2009.  The fair value of the Senior Notes is based on market quoted prices as of December 31, 2009.  The fair value estimates for the federal coal leases were determined by discounting the remaining lease payments using a current estimate of the credit-adjusted, risk-free interest rate that is based on the Company’s current credit standing.  The fair value of other long-term debt approximates its carrying amount at December 31, 2009.

10.  Asset Retirement Obligations

Changes in the carrying amount of the Company’s asset retirement obligations were as follows for the years ended December 31 (in thousands):

	2009	2008
Balance at January 1	$167,272	$162,105
Accretion expense	12,587	12,742
Revisions to estimated cash flows	6,415	(4,424)
Payments	(4,855)	(3,151)
Balance at December 31	181,419	167,272
Less current portion	5,479	3,038
Asset retirement obligation, net of current portion	$175,940	$164,234

The revisions to estimated cash flows pertain to revisions in the estimated amount and timing of legally required reclamation activities throughout the lives of the respective mines and reflect changes in estimates of closure volumes, disturbed acreages and third-party unit costs as of December 31, 2009 and 2008.  Adjustments to AROs resulting from such revisions generally result in a corresponding adjustment to the related asset retirement cost in property, plant and equipment, net.  In 2008, a change in the timing of reclamation activities for one of our mines resulted in a reduction in the asset retirement obligation that exceeded the carrying amount of the related asset retirement cost by $4.7 million and was recognized as a reduction of depreciation and depletion expense for the year ended December 31, 2008.  This change in estimated cash flows resulted in a $3.0 million increase in income from continuing operations and net income for the year ended December 31, 2008.

11.  Employee Benefit Plans

Our consolidated statements of operations include expenses in connection with employee benefit plans sponsored by Cloud Peak Energy (subsequent to the IPO) and Rio Tinto America (prior to the IPO), as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Cloud Peak Energy plans:
Defined contribution retirement plans	$757	$—	$—
Retiree medical plan	359	—	—
	1,116	—	—
Rio Tinto America plans:
Defined contribution retirement plans	6,414	6,384	3,999
Defined benefit pension plan	2,608	2,943	4,218
Retiree medical plan	1,373	1,505	2,041
	10,395	10,832	10,258
Decker pension plan	892	44	67
Total	$12,403	$10,876	$10,325

Cloud Peak Energy Plans

Defined Contribution Retirement Plans

In connection with the IPO, we established the Cloud Peak Energy 401(k) Plan and Profit Sharing Plan in order to facilitate the accumulation of retirement savings for our employees, which do not include Decker employees.  Our employees may elect to contribute a portion of their salary on a pre-tax basis to their account in the 401(k) Plan and we match the employee contributions up to 6% of eligible compensation.  We also contribute an additional 6% of eligible compensation to employee accounts under the Profit Sharing Plan.  All contributions are fully vested at the date of contribution.

Retiree Medical Plan

In connection with the IPO, we agreed to establish a plan to provide certain postretirement medical benefits to eligible employees, which do not include Decker employees, and we implemented the plan (the “Retiree Medical Plan”) effective January 1, 2010.  Employees who are 55 years old and have completed ten years of service with the Company generally are entitled to receive benefits under the Retiree Medical Plan, except for employees who were eligible at the date of the IPO to receive benefits under the Rio Tinto America retiree medical plan and elect to receive such benefits.  As required by an agreement between Rio Tinto America and us in connection with the IPO, the retiree medical plan grants credit for service rendered by our employees to Rio Tinto America prior to the IPO.

We recognized a $16.6 million liability as of November 19, 2009, for our accumulated postretirement benefit obligation (“APBO”) under the Retiree Medical Plan.  The initial APBO amount reflects the cost of certain benefits attributable to services rendered by our employees prior to the initiation of the Retiree Medical Plan and was charged to accumulated other comprehensive loss (see Note 13).  These amounts will be recognized in net periodic postretirement benefit cost over the remaining period prior to the date the employees become eligible to receive benefits.  We expect to recognize $1.3 million over the next twelve months.  At December 31, 2009, we remeasured and adjusted the liability for the APBO to $16.4 million, of which $20,000 is included in current liabilities and $16.4 million is included in noncurrent other liabilities in our consolidated balance sheet at December 31, 2009.  The net decrease of $236,000 in the APBO for the period ended December 31, 2009 is attributable to the recognition of a $595,000 actuarial gain in other comprehensive income, partially offset by the recognition of service cost of $252,000 and interest cost of $107,000 in our consolidated statement of operations.  We used the following assumptions in the measurement of the APBO at November 19 and December 31, 2009:

	December 31, 2009	November 19, 2009
Discount rate	6.04%	5.82%
Health care cost trend rate assumed for next year	9.00%	9.00%
Ultimate health care cost trend rate	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2018	2018

To determine the discount rate, we matched our cash projections against the Citigroup Pension Discount Curve as of December 31, 2009.  Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans.  A one-percentage-point increase in the assumed health care cost trend would increase net periodic postretirement benefit cost and the APBO by $54,000 and $2.1 million, respectively, and a one-percentage-point decrease in the rate would decrease net periodic postretirement benefit cost and the APBO by $45,000 and $1.8 million, respectively, as of December 31, 2009.

Our estimated future benefit payments under the Retiree Medical Plan, which are net of estimated employee contributions and reflect expected future service, are as follows for the years ended December 31 (in thousands):

2010	$20
2011	55
2012	109
2013	182
2014	277
2015 – 2019	4,371

Rio Tinto America Plans

Defined Contribution Retirement Plans

Prior to the IPO, we were a participating employer in two defined contribution plans sponsored by Rio Tinto America.  We were required to contribute to these plans based on eligible employee compensation and employee contribution matching requirements.

Defined Benefit Plans

Prior to the IPO structuring transactions, our employees, which do not include Decker employees, participated in a defined benefit pension plan and a retiree medical plan sponsored by Rio Tinto America.  We made contributions to the pension plan as determined by consulting actuaries based upon the applicable regulatory funding standard and made contributions to the retiree medical plan as benefits were paid.  We recognized benefit costs in excess of our contributions on a carve-out basis, based on an allocation of net periodic pension cost and net periodic postretirement benefit cost, as determined in accordance with U.S. GAAP.  Our liabilities for costs incurred under these plans were recognized in due to related parties and were cancelled in connection with the IPO structuring transactions (see Note 2).  For the year ended December 31, 2008, we recorded a charge to Rio Tinto members’ equity of $687,000, net of tax, in connection with a change in the measurement date for plan assets and benefit obligations.

Decker Pension Plan

Decker’s employees participate in a defined benefit retirement plan sponsored by Decker.  This plan does not have a material impact on our consolidated financial position, results of operations or cash flows.  Our share of the funded status of the plan is reported in noncurrent other liabilities and was $2.5 million and $3.8 million at December 31, 2009 and 2008, respectively.  Other comprehensive income or loss includes certain actuarial gains and losses that are reflected in the funded status of the plan, but have not been recognized in periodic benefit cost.

12.  Income Taxes

Our income from continuing operations before income tax provision and earnings (losses) from unconsolidated affiliates is earned solely in the U.S.  For periods prior to the IPO, our consolidated financial statements reflect income taxes recognized by RTEA.  See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2.  RTEA was a member of an affiliated federal tax group and was party to a federal income tax sharing agreement with the other members of the affiliated federal income tax group.  However, for the purposes of our consolidated financial statements, which were prepared on a carve-out basis, RTEA’s current and deferred taxes were calculated on a stand-alone separate return basis.  RTEA provided income taxes on substantially all pre-tax income reported in our consolidated financial statements for such pre-IPO periods.  For periods following the IPO, we are organized as a limited liability company and generally are not subject to income taxes, although several of our subsidiaries file separate corporate income tax returns and may incur minor amounts of income tax or may incur losses which cannot benefit other entities included in the consolidated financial results.  Because we generally are not a taxable entity, our consolidated financial statements reflect only income taxes on pre-tax income attributable to our corporate subsidiaries.

The income tax provision (benefit) for continuing operations consisted of the following for the years ended December 31 (in thousands):

	2009	2008	2007
Current:
Federal	$52,147	$44,154	$9,266
State	1,490	1,262	265
Total current	53,637	45,416	9,531
Deferred:
Federal	10,100	(19,540)	8,283
State	289	(558)	236
Total deferred	10,389	(20,098)	8,519
Total income tax provision	$64,026	$25,318	$18,050

The tax effects of temporary differences that result in deferred tax assets and deferred tax liabilities for continuing operations consisted of the following at December 31 (in thousands):

	2009	2008
Deferred income tax assets:
Accrued expenses and liabilities	$—	$27,597
Pension and other postretirement benefits	—	18,183
Investment in joint venture partnerships	—	4,219
Accrued reclamation and mine closure costs	2,952	38,363
Total deferred income tax assets	2,952	88,362
Less valuation allowance	(2,952)	—
Net deferred income tax asset	—	88,362

Deferred income tax liabilities:
Inventories	—	(8,259)
Property, plant and equipment	—	(120,537)
Contract rights	—	(11,463)
Other	—	(821)
Total deferred income tax liabilities	—	(141,080)
Net deferred income tax assets (liabilities)	$—	$(52,718)

Deferred income taxes as of December 31, 2008 consisted of amounts recognized by RTEA based on the tax bases of assets and liabilities reported in the consolidated income tax return for RTEA’s consolidated federal tax group.  As a result of CPE Inc.’s acquisition of a controlling interest in CPE Resources, RTEA’s deferred tax assets and liabilities were eliminated from our consolidated balance sheet as of November 19, 2009.  Deferred income taxes as of December 31, 2009 consisted of amounts recognized by our corporate subsidiaries.

Deferred income taxes related to continuing operations are classified in our consolidated balance sheets at December 31 as follows (in thousands):

	2009	2008
Current deferred income tax assets	$—	$33,602
Noncurrent deferred income tax liabilities	—	(86,320)
Net deferred income tax assets (liabilities)	$—	$(52,718)

The future realization of deferred income tax assets related to reclamation liabilities depends on the existence of future income that can be offset by the future deductions for reclamation costs.  These reclamation liabilities relate to a corporate subsidiary that no longer is in production and is not expected to produce future income.  As we do not currently have a tax planning strategy to realize these deductions, we determined that these future tax benefits are not more likely than not to be realized.  Accordingly, a valuation allowance has been provided to reduce the related deferred tax assets to zero.

The effective tax rate for our continuing operations is reconciled to the U.S. federal statutory income tax rate for the years ended December 31 as follows:

	2009	2008	2007
United States federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	0.7	0.6	0.7
Depletion	(5.6)	(9.8)	(10.1)
Section 468 imputed interest	—	0.5	0.7
Section 199 domestic manufacturing deduction	(1.6)	(3.3)	(1.2)
Income attributable to non-taxable entities	(3.2)	—	—
Other	0.4	0.2	0.9
Effective tax rate	25.7%	23.2%	26.0%

The effective tax rate for 2009 reflects a reduction related to our structure for the post-IPO period, in which substantially all of our pre-tax income is attributable to non-taxable entities.

As of December 31, 2008, RTEA had approximately $2.3 million of total gross unrecognized tax benefits and $358,000 of accrued interest recorded as noncurrent other liabilities.  These RTEA liabilities were eliminated from our consolidated balance sheet as a result of the IPO transaction.  Our corporate subsidiaries do not expect to take any positions on its tax returns or have any tax exposures that would require us to recognize liabilities for unrecognized tax benefits.  A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits for the year ended December 31, 2009 is as follows (in thousands):

Gross unrecognized tax benefits at January 1, 2009	$2,277
Additions for tax positions of previous years	301
Elimination of RTEA unrecognized tax benefits	(2,578)
Gross unrecognized tax benefits at December 31, 2009	$—

13.  Members’ Equity and Comprehensive Income

Immediately prior to the IPO structuring transactions, the Rio Tinto members held 60,000,000 common membership units in CPE Resources.  See “Initial Public Offering and Related Structuring Transactions” in Note 2.  In connection with the IPO, CPE Inc. acquired 30,600,000 of the common membership units from RTEA, which represented 51.0% of the outstanding units.  Our limited liability company agreement, as amended, requires that there must be a one-to-one ratio between the number of common membership units held by CPE Inc. and the number of shares of CPE Inc. common stock issued and outstanding and not held in treasury.

Therefore, when CPE Inc. issues restricted shares pursuant to the 2009 Cloud Peak Energy Long Term Equity Incentive Plan or if options granted under the plan are exercised and new shares are issued, we issue additional common membership units to CPE Inc. in order to maintain the one-to-one ratio.  When restricted shares are forfeited, they are cancelled along with the related membership units.  CPE Inc. is required to contribute to us any cash consideration it receives for issued shares, net of applicable withholding taxes.  We issued 849,402 common membership units to CPE Inc. in connection with CPE Inc.’s issuance of shares of restricted stock on the IPO date and we subsequently cancelled 400 units due to forfeitures of restricted shares (see Note 14).  These restricted stock grants increased the total common membership units issued and outstanding to 60,849,002 at December 31, 2009, of which 31,449,002 were owned by CPE Inc., causing CPE Inc.’s ownership in us to increase to approximately 51.7%.

Allocations of our net income or net losses are made at the end of each fiscal quarter pro rata based on the number of common membership units owned by each member, as compared to the total number of common membership units outstanding at the time of the allocation.

Comprehensive income includes net income and other comprehensive income arising from activity related to our defined benefit employee benefit plans (see Note 11).  The following table summarizes the allocation of total comprehensive income between the managing member and the Rio Tinto members for the year ended December 31, 2009 (in thousands):

	Managing Member	Rio Tinto Members	Total
Net income	$12,675	$385,091	$397,766
Other comprehensive income (loss):
Decker pension adjustments	1,104	1,032	2,136
Retiree medical plan initiation	(8,587)	(8,028)	(16,615)
Retiree medical plan adjustment	308	287	595
Total other comprehensive loss	(7,175)	(6,709)	(13,884)
Total comprehensive income	$5,500	$378,382	$383,882

The Rio Tinto members have the right to redeem any or all of their common membership units at a per unit redemption price equal to the volume-weighted-average price of a share of CPE Inc. common stock for the ten previous trading days prior to redemption notice being given.  CPE Inc. has the right to assume those units by either paying the redemption price noted above in cash, by issuing to RTEA or its affiliate the same number of shares of its common stock as common membership units being redeemed, or a combination of both.

14.  Share-Based Compensation

Prior to the IPO, certain of our employees participated in share-based compensation plans sponsored by Rio Tinto.  In connection with the IPO, CPE Inc. adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan, or LTIP, which permits awards to our employees, which do not include Decker employees, and eligible non-employee directors of CPE Inc.  The LTIP allows for the issuance of share-based compensation in the form of restricted stock, restricted stock units, options, stock appreciation rights, dividend equivalent rights, performance awards and share awards.  The LTIP authorizes a pool of 3.4 million shares of CPE Inc. common stock for issuance in connection with share-based awards.

Total share-based compensation expense recognized in our consolidated statements of operations was as follows for the years ended December 31 (in thousands):

	2009	2008	2007
Rio Tinto sponsored plans	$2,288	$(55)	$2,729
Cloud Peak Energy sponsored plan	785	—	—
Total share-based compensation expense	$3,073	$(55)	$2,729

As of December 31, 2009, the total unrecognized compensation cost related to nonvested awards was $19.6 million, which is expected to be recognized over 2.9 years.

Rio Tinto Plans

Prior to the IPO, certain of our employees participated in Rio Tinto share-based compensation plans, as follows:

•                  Share Savings Plan (“SSP”) — Substantially all RTEA employees were eligible to participate in the SSP.  Participating employees were entitled to purchase shares at a 15% discount to grant date market value at the end of a two-year period.  Compensation cost for SSP awards was measured at the grant date using a lattice-based valuation model and was recognized over a vesting period of approximately two years.

•                  Share Option Plan (“SOP”) — Share options under the SOP were granted to selected RTEA employees.  These awards were subject to a service condition and a market condition based on the performance of Rio Tinto shares relative to the HSBC Global Mining Index over a three-year measurement period.  Compensation cost for SOP awards was measured at the grant date using a lattice-based valuation model and was recognized over a vesting period of three years.

•                  Mining Companies Comparative Plan (“MCCP”) — Awards under the MCCP were granted to selected RTEA employees.  These awards were potentially settled in cash and were accounted for as liabilities, which required the related compensation cost to be re-measured periodically.  These awards were subject to a service condition and market condition based on the performance of the total shareholder return of Rio Tinto shares relative to the performance of shares of other international mining companies over a four-year measurement period.  Compensation cost for these awards was measured using a Monte Carlo simulation method and was recognized over a four-year vesting period.

•                  Management Share Plan (“MSP”) and Bonus Deferral Plan (“BDP”) — Rio Tinto shares were granted to certain members of our senior management under the MSP and BDP.  These awards were settled in shares and were subject only to a service condition.  Compensation cost for these awards was measured at the grant date and was recognized over a vesting period of three years.

As a result of the IPO, the awards granted by Rio Tinto became vested, in full or on a pro-rata basis, in accordance with the employee separation provisions contained in the original terms of the awards.  Our share-based compensation expense for the year ended December 31, 2009 includes $936,000 as a result of the accelerated vesting of the Rio Tinto awards.  Rio Tinto retained the obligation to settle the vested awards with our employees.  As a result of the IPO, we reversed a $1.3 million accrued liability for the fair value of certain awards to be settled in cash and adjusted Rio Tinto members’ equity to reflect Rio Tinto’s assumption of this liability.  See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2.

Restricted Stock

In connection with the IPO, on November 20, 2009, restricted stock was granted under the LTIP to substantially all of our employees and directors of CPE Inc.  Generally, the related agreements provide that restricted stock issued will fully vest on the third anniversary of the grant date.  However, the restricted stock will pro-rata vest sooner if a grantee terminates employment with or stops providing services to the Company because of death, disability, redundancy or retirement.  The restricted stock will fully vest if an employee is terminated without cause within two years after a change in control occurs (as such term is defined in the LTIP).

A summary of restricted stock award activity is as follows (in thousands):

	Number	Weighted Average Grant-Date Fair Value (per share)
Non-vested shares at January 1, 2009	—	$—
Granted	849,402	15.00
Forfeited	(400)	15.00
Vested	—	—
Non-vested shares at December 31, 2009	849,002	15.00

Non-Qualified Stock Options

In connection with the IPO, on November 20, 2009, non-qualified stock options were granted under the LTIP to certain employees.  Generally, the agreements provide that any option awarded will become exercisable in three years.  However, the option will become pro-rata exercisable sooner if a grantee terminates employment because of death, disability, redundancy or retirement.  The option award will fully vest if an employee is terminated without cause within two years after a change in control occurs (as such term is defined in the LTIP).  No option can be exercised more than ten years after the date of grant.  Each award will be forfeited if the grantee terminates employment with or stops providing services to us for any reason other than those reasons noted above.  There is no intrinsic value for the outstanding options as of December 31, 2009, and no options vested during the year then ended.

A summary of non-qualified stock option activity is as follows (in thousands):

	Number	Weighted Average Exercise Price (per option)	Weighted Average Contractual Term (Years)
Options outstanding at January 1, 2009	—	$—
Granted	1,011,951	15.00
Forfeited	—	—
Options outstanding at December 31, 2009	1,011,951	15.00	9.89
Exercisable at December 31, 2009	—	—

We used the Black-Scholes option pricing model to determine the fair value of stock options.  Determining the fair value of share-based awards requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise and the associated volatility.  We utilized U.S. Treasury yields as of the grant date for our risk-free interest rate assumption, matching the treasury yield terms to the expected life of the option.  We utilized a 6.5-year peer historical lookback to develop our expected volatility.  As we have no historical exercise history, expected option life assumptions were developed using the simplified method as outlined in Topic 14, Share-Based Payment, of the Staff Accounting Bulletin Series.

The assumptions used to estimate the fair value of options granted on November 20, 2009 are as follows (dollar amount in thousands):

Weighted average fair value (per option)	$8.85
Assumptions:
Risk-free interest rate	2.9%
Expected option life	6.5 years
Expected volatility	59%
Dividend yield	0%

15.  Commitments and Contingencies

Commitments

Operating Leases

We occupy various facilities and lease certain equipment under various lease agreements.  The minimum rental commitments under non-cancelable operating leases, with lease terms in excess of one year subsequent to December 31, 2009, are as follows (in thousands):

2010	$739
2011	504
2012	489
2013	444
2014	369
Thereafter	6,056
$8,601

Rental expense for the years ended December 31, 2009, 2008 and 2007, was $2.2 million, $1.4 million and $2.0 million, respectively.

Purchase Commitments

As of December 31, 2009, we had outstanding capital purchase commitments of $2.3 million and coal purchase commitments of $4.6 million.  The coal purchase commitments will be utilized for coal sales made to a customer under the terms of a coal supply agreement that terminates upon completion of all required shipments in 2010.

In April 2008, we entered into an agreement to purchase land whereby the seller may require us to pay a purchase price of $23.7 million between April 2013 and April 2018.

Tax-Related Obligations of CPE Inc.

CPE Inc. is required to pay federal and state income taxes on its share of our pre-tax income.  Also, in connection with the IPO, CPE Inc. and RTEA entered into the Tax Receivable Agreement, which generally requires CPE Inc. to pay Rio Tinto 85% of the income tax savings that CPE Inc. realizes as a result of an increase in tax basis that CPE Inc. received in connection with the IPO.  CPE Inc. does not maintain any significant cash balances and generally does not have any sources of cash other than distributions from us.  We anticipate that CPE Inc. will cause us to make pro-rata distributions to our members in amounts sufficient to fund these tax-related obligations.  We estimate that CPE Inc. will pay Rio Tinto $54.5 million under the Tax Receivable Agreement.  This estimate is based on forecasts of future taxable income over the anticipated life of our mining operations and reclamation activities, assuming no additional coal reserves are acquired.  The assumptions used in our forecasts are subject to substantial uncertainty about our future business operations and the actual payments that we are required to make under the Tax Receivable Agreement could differ materially from our estimates.  Based on our estimates as of December 31, 2009, we expect to make distributions of approximately $1.5 million in 2010 and distributions averaging approximately $15.0 million during 2011 to 2014.  We expect to make additional pro rata distributions to fund CPE Inc.’s periodic federal and state income tax payments.  The Rio Tinto members may reduce their ownership in us in an exchange of their common membership units for shares of CPE Inc. common stock (see Note 13).  Such a decrease in ownership would reduce subsequent pro-rata distributions to the Rio Tinto members, but generally would increase CPE Inc.’s payment obligations and result in increased pro-rata distributions to CPE Inc.  Pro-rata distributions to our members also may be affected by provisions in the Tax Receivable Agreement that require CPE Inc.’s payment obligations to increase or become accelerated as a result of certain asset transfers outside the ordinary course of business, a change in control of the Company, or a default by CPE Inc.

Contingencies

Litigation

MMS Litigation — Decker

The Minerals Management Service, or MMS, a federal agency with responsibility for collecting royalties on coal produced from federal coal leases, issued two disputed assessments against Decker Coal Company: one for coal produced from 1986-1992, and the other for coal produced from 1993-2001.  Both assessments concern coal sold by Decker to Big Horn Coal Company, or Big Horn, and Black Butte Coal Company, or Black Butte, and in turn resold by those entities to Commonwealth Edison Company to satisfy requirements under long-term contracts between those entities and Commonwealth Edison.  The MMS maintained that Decker’s royalties should not be based on the prices at which Decker actually sold coal to Big Horn and Black Butte because MMS does not believe those prices represent the results of arm’s length negotiation.  MMS based this conclusion on the facts that those entities were both affiliates of KCP, Inc., formerly known as Kiewit Coal Properties, Inc., which is also a 50% owner of Decker, and that the sales were contingent on Big Horn’s and Black Butte’s ability to resell the coal to Commonwealth Edison, which did not leave Big Horn and Black Butte at market risk.  Instead, the MMS assessed Decker’s royalties based on the higher prices set under Big Horn’s and Black Butte’s separate long-term contracts with Commonwealth Edison.

With respect to the period 1986-1992, Decker appealed the assessment through the administrative process with the MMS and that appeal was unsuccessful.  A further appeal was filed before the United States District Court for the District of Montana.  In March 2009, the District Court set aside the MMS assessment and entered judgment for Decker (Decker I).  MMS did not appeal that ruling.

With respect to the period 1993-2001, the MMS has not issued a final decision concerning Decker’s challenge to the assessment.  On January 5, 2009, the Interior Board of Land Appeals, or IBLA, issued a decision affirming the MMS’s decision requiring Decker to pay additional royalties.  On February 16, 2010, the United States District Court for the District of Montana vacated the IBLA decision and remanded the matter to the MMS for further administrative review in light of the District Court’s holding in Decker I.  As of December 31, 2009, the estimated additional assessed royalties (inclusive of interest) for the period 1993-2001 were approximately $11.0 million.  Decker estimates that even if the assessment for the 1993-2001 period were to be upheld, MMS’s eventual recovery may be nothing but could be up to $11.0 million.

We have not accrued a liability in our consolidated financial statements with respect to this matter as any potential losses are not considered to be probable and reasonably estimable.  In addition to its substantive challenges to the assessments, Decker believes that it has contractual price escalation protection from any increased assessments for 1993-2001; that, in addition, Commonwealth Edison has indemnified Black Butte with respect to the 1993-2001 assessment, and that in furtherance of that obligation, Commonwealth Edison or its parent company, Exelon Generation, Inc., has therefore agreed to indemnify Decker directly for such matters.  If the assessment was upheld and the indemnities and/or price protections were ultimately not available to Decker, the resulting Decker liability could be material.  As a result of our 50% ownership interest in Decker, our financial results could in turn be materially adversely affected.  We consider those conclusions to be reasonable; however, we have not relied upon this indemnification in reaching our decision that any potential losses are not considered probable and reasonably estimable.

Caballo Coal Company Litigation — Spring Creek

In September 2009, Caballo Coal Company, or Caballo, a subsidiary of Peabody Energy Corporation, commenced an action in Wyoming state court against Spring Creek Coal Company, or Spring Creek, our wholly-owned subsidiary, asserting that Spring Creek repudiated its allegedly remaining obligation under a 1987 agreement to purchase an additional approximately 1.6 million tons of coal, for which it seeks unspecified damages.  Spring Creek believes that it has meritorious defenses to the claim, including that Caballo breached the agreement by failing to make required deliveries in 2006 and 2007.  Spring Creek also believes that it has meritorious counterclaims against Caballo.  If, however, the case was determined in an adverse manner to us, the payment of any judgment could be material to our results of operations.

Other Legal Proceedings

We are involved in other legal proceedings arising in the ordinary course of business and may become involved in additional proceedings from time to time.  We believe that there are no other legal proceedings pending that are likely to have a material adverse effect on our consolidated financial condition, results of operations or cash flows.  Nevertheless, we cannot predict the impact of future developments affecting our claims and lawsuits, and any resolution of a claim or lawsuit or an accrual within a particular fiscal period may adversely impact our results of operations for that period.

Tax Contingencies

Our income tax calculations are based on application of the respective U.S. federal or state tax law.  Our tax filings, however, are subject to audit by the respective tax authorities.  Accordingly, we recognize tax benefits when it is more likely than not a position will be upheld by the tax authorities.  To the extent the final tax liabilities are different from the amounts originally accrued, the increases or decreases are recorded as income tax expense.  We are not potentially liable for income tax contingencies related to periods prior to the IPO, as the income taxes recognized in our consolidated financial statements for such periods were reported in Rio Tinto America’s consolidated income tax returns, and Rio Tinto has agreed to indemnify us for any claims related to such income taxes.

Several audits involving our taxes other than income taxes currently are in progress.  We have provided our best estimate of taxes and related interest and penalties due for potential adjustments that may result from the resolution of such tax audits.

Concentrations of Risk and Major Customer

Approximately 84%, 69% and 64% of our revenues for the years ended December 31, 2009, 2008 and 2007, respectively, were under multi-year contracts which specify pricing terms.  While the majority of the contracts are fixed-price contracts, certain contracts have escalation provisions for determining periodic price changes.  One customer accounted for revenues of $140.4 million, $135.1 million and $116.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, representing more than 10% of consolidated revenues.  We generally do not require collateral or other security on accounts receivable because our customers are comprised primarily of investment grade electric utilities.  The credit risk is controlled through credit approvals and monitoring procedures.

Guarantees and Off-Balance Sheet Risk

In the normal course of business, we are party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and indemnities, which are not reflected on the consolidated balance sheet.  In our past experience, virtually no claims have been made against these financial instruments.  Management does not expect any material losses to result from these guarantees or off-balance-sheet instruments.

United States federal and state laws require we secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations.  The primary method we have used to meet these reclamation obligations and to secure coal lease obligations is to provide a third-party surety bond, typically through an insurance company, or provide a letter of credit, typically through a bank.  Specific bond and or letter of credit amounts may change over time, depending on the activity at the respective site and any specific requirements by federal or state laws.  As of December 31, 2009, we had $241.6 million of standby of letters of credit and $333.0 million of performance bonds outstanding (including our proportional share of Decker) to secure certain of our obligations to reclaim lands used for mining and to secure coal lease obligations.

16.  Related Party Transactions

Credit Arrangements and Guarantee Fees

While we were a subsidiary of Rio Tinto, Rio Tinto served as guarantor of our surety bonds and certain letters of credit securing our obligations were issued on our behalf under Rio Tinto’s credit facilities.  In connection with the IPO structuring transactions, we agreed to use our commercially reasonable efforts to obtain new surety bonds, letters of credit or other credit arrangements and to obtain the full release of Rio Tinto with respect to the existing arrangements.  As of December 31, 2009, Rio Tinto remained the guarantor under these arrangements and we maintained $80.2 million in restricted cash as collateral for the benefit of Rio Tinto.  In February 2010, Rio Tinto released the restricted cash in connection with the issuance of replacement bonds in March 2010 (see Note 20).  Interest expense includes guarantee fees charged by Rio Tinto in connection with these arrangements of $1.2 million, $1.6 million and $1.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Cash Management Arrangement and Reimbursed Overhead

Prior to the IPO, we participated in a cash management arrangement with a Rio Tinto affiliate, in which we transferred cash to and from the affiliate on a regular basis for investment purposes.  Prior to the third quarter of 2008, these transactions bore interest at the same rate as the RTA Facility (see Note 9), which was 4.3% as of June 30, 2008.  Effective July 2008, balances resulting from these transactions bore interest at bank overnight short-term deposit rates.  Amounts due from related parties as of December 31, 2008 resulting from these transactions are included in the table below and the cash flows related to this account are reported in investing activities in the consolidated statements of cash flows.  Interest income related to the cash management agreement totaled $237,000, $2.4 million and $6.3 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Also prior to the IPO, Rio Tinto affiliates funded certain overhead expenses which were included in due to related parties.  These amounts, which were non-interest bearing, are included in the table below and the cash flows related to this account are reported in operating activities in the consolidated statements of cash flows.  In connection with the IPO structuring transactions, due from (to) related parties were cancelled.  See “Initial Public Offering and Related IPO Structuring Transactions” in Note 2.

Due from (to) related parties reflected arrangements with Rio Tinto affiliates, as follows at December 31, 2008 (in thousands):

Cash management arrangement	$117,753
Reimbursed overhead	(100,983)
Income tax sharing agreement	(26,866)
Other	(2,667)
$(12,763)

At December 31, 2009, due from related parties consists primarily of employee bonus reimbursements that we expect to receive from Rio Tinto in 2010 pursuant to the IPO structuring transactions (see Note 2).

Other

Following the IPO, Rio Tinto affiliates provided certain transitional support services to us pursuant to a transition services agreement.  Costs incurred under this agreement are included in selling, general and administrative expenses and totaled $464,000 for the period from November 20, 2009 to December 31, 2009.

We began leasing office space from Rio Tinto America during 2007.  Rental expense for this lease was $367,000, $651,000 and $690,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Following the distribution of our interests in Colowyo and the uranium mining venture (see Note 4), we provided certain transitional management and administrative support services to the distributed entities on a cost reimbursement basis.  Fees for these transitional support services are included as a reduction in cost of product sold and selling, general and administrative expenses, and totaled $1.4 million and $1.9 million for the years ended December 31, 2009 and 2008, respectively.  These transitional services were terminated in March 2009.

Included in revenues were $21.4 million, $13.6 million and $12.6 million for the years ended December 31, 2009, 2008 and 2007, respectively, for sales of coal to Venture Fuels Partnership, a 50% owned coal marketing company.

For additional related party transactions, see “Initial Public Offering and Related IPO Structuring Transactions” and “Pre-IPO Expense Allocations” in Note 2.

17.  Segment Information

Our management reviews, manages and operates our business as a single operating segment, coal production.  We produce low sulfur, steam coal from surface mines, located in the Western region of the U.S. within the PRB, which we sell to electric utilities and industrial customers.  We have determined that we have one reportable segment primarily based on our chief operating decision maker assessing our performance and allocating resources based on a measure derived from our consolidated EBITDA financial measurement.  We define EBITDA as income from continuing operations plus interest expense, depreciation and depletion, accretion, amortization and income tax provision, less interest income.  Prior to the IPO, management used an adjusted EBITDA measure in assessing our performance.  The primary differences between the adjusted EBITDA and EBITDA was that adjusted EBITDA included discontinued operations and excluded asset impairment charges, environmental liability expenses, overburden stripping costs, pension and postretirement healthcare costs and certain costs allocated from other Rio Tinto companies.

The following table presents a reconciliation of EBITDA to income from continuing operations for the years ended December 31 (in thousands):

	2009	2008	2007
EBITDA	$395,561	$278,872	$232,324
Depreciation and depletion	(97,869)	(88,972)	(80,133)
Amortization	(28,719)	(45,989)	(34,512)
Accretion	(12,587)	(12,742)	(12,212)
Interest income	320	2,865	7,302
Interest expense	(5,992)	(20,376)	(40,930)
Income tax provision	(64,026)	(25,318)	(18,050)
Income from continuing operations	$186,688	$88,340	$53,789

The following table presents a summary of total revenues from external customers by geographic location for the years ended December 31 (in thousands):

	2009	2008	2007
United States	$1,271,738	$1,183,299	$1,028,075
Foreign	126,462	56,412	25,093
Total revenues from external customers	$1,398,200	$1,239,711	$1,053,168

We attribute revenue to individual countries based on the location of the customer.

As of December 31, 2009 and 2008, all of our long-lived assets were located in the U.S.  All of our revenues for the years ended December 31, 2009, 2008 and 2007 originated in the U.S.  Our segment revenue and segment total assets equal the consolidated amounts in the consolidated financial statements.

18.  Summary Unaudited Quarterly Financial Information

A summary of the unaudited quarterly results of operations for the years ended December 31, 2009 and 2008 is presented below (in thousands).  CPE Inc. common stock is listed on the New York Stock Exchange under the symbol “CLD.”

	Year Ended December 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$360,493	$343,552	$357,241	$336,914
Operating income	64,140	69,531	73,260	48,072
Income from continuing operations	45,155	49,623	52,490	39,420
Net income	56,809	60,416	72,833	207,708

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$301,664	$281,706	$321,257	$335,084
Operating income	36,485	18,675	28,078	41,698
Income from continuing operations	22,270	10,357	22,383	33,330
Net income	8,291	864	16,666	37,304

In the fourth quarter of 2009, we sold the Jacobs Ranch mine (see Note 4), completed our initial public offering and related IPO structuring transactions (see Note 2), entered into debt financing transactions, including the issuance of our Senior Notes and the execution of our Credit Facility (see Note 9) and granted share-based compensation awards to our employees and directors (see Note 14).

Our fourth quarter 2009 operating results included a $3.6 million favorable adjustment to amortization expense related to an acquired coal supply contract that expires in 2010.  See Note 7.  This adjustment increased fourth quarter income from continuing operations and net income by $3.6 million.

19.  Supplemental Cash Flow Information

	Year Ended December 31,
	2009	2008	2007
Supplemental cash flow disclosures for continuing operations:
Interest paid	$17,606	$4,410	$6,066
Income taxes paid (refunded), net	79,089	(348)	2,437
Supplemental noncash investing and financing activities from continuing operations:
Long-term debt incurred to acquire federal coal leases and other mineral rights	$37,424	$168,009	$13,553
Conversion of debt to equity	—	547,382	—
Noncash capital contributions from Rio Tinto America	110,644	46,078	13,705

20.  Subsequent Events

We evaluated the period from December 31, 2009 to March 31, 2010 for events requiring recognition or disclosure in our consolidated financial statements.  Except as disclosed below, no such events were identified.

In February 2010, we increased our restricted cash balances to $176.5 million to collateralize the issuance of $443.7 million in surety bonds in connection with the replacement of surety bonds and letters of credit provided by Rio Tinto on our behalf, primarily associated with our reclamation obligations.  The issuance of the replacement surety bonds is expected to be completed during March 2010, at which time Rio Tinto will be released of any liability associated with our obligations.